Exhibit 99.1

HealthSouth Surgery

Centers Division

Combined Financial Statements

December 31, 2006, 2005, and 2004

HealthSouth Surgery Centers Division

Index to Combined Financial Statements

Combined financial statements:
Report of Independent Registered Public Accounting Firm	2
Combined balance sheets as of December 31, 2006 and 2005	3
Combined statements of operations for each of the years in the three year period ended December 31, 2006	4
Combined statements of changes in invested equity for each of the years in the three year period ended December 31, 2006	5
Combined statements of cash flows for each of the years in the three year period ended December 31, 2006	6
Notes to combined financial statements	8

Report of Independent Registered Public Accounting Firm

To the Board of Directors of HealthSouth Corporations:

In our opinion, the accompanying combined balance sheets and the related combined statements of operations, statements of changes in invested equity and statements of cash flows present fairly, in all material respects, the financial position of HealthSouth Surgery Centers Division at December 31, 2006 and 2005, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

April 16, 2007

HealthSouth Surgery Centers Division

Combined Balance Sheets

	As of December 31,
	2006	2005
	(In Thousands)
Assets
Current assets:
Cash and cash equivalents	$ 11,691	$ 7,916
Current portion of restricted cash	31,835	51,245
Accounts receivable, net of allowance for doubtful accounts of
$10,956 in 2006 and $21,482 in 2005	84,427	88,758
Other current assets	11,283	7,742
Deferred income tax assets	9,328	7,265
Current assets of discontinued operations	161	5,238
Total current assets	148,725	168,164
Property and equipment, net	181,054	194,095
Goodwill	462,450	463,204
Intangible assets, net	17,011	18,508
Investment in and advances to nonconsolidated affiliates	20,217	18,231
Deferred income tax assets	18,746	42,282
Assets of discontinued operations	2,579	10,067
Other long-term assets	5,464	1,114
Total assets	$ 856,246	$ 915,665

Liabilities and Invested Equity
Current liabilities:
Current portion of long-term debt	$ 4,100	$ 5,284
Checks issued in excess of bank balance	6,327	11,262
Accounts payable	22,228	23,794
Accrued payroll	14,597	11,420
Accrued distributions	16,391	11,865
Refunds due patients and other third-party payors	26,426	35,537
Other current liabilities	15,782	7,234
Current liabilities of discontinued operations	2,106	3,473
Total current liabilities	107,957	109,869
Long-term debt, net of current portion	29,685	38,509
Professional liability risks	577	3,421
Liabilities of discontinued operations	285	1,621
Other long-term liabilities	12,546	7,214
	151,050	160,634
Commitments and contingencies
Minority interest in equity of consolidated affiliates	178,642	166,119
Invested equity:
HealthSouth's net investment	526,554	588,912
Total liabilities and invested equity	$ 856,246	$ 915,665

The accompanying notes to combined financial statements are an integral part of these balance sheets.

HealthSouth Surgery Centers Division

Combined Statements of Operations

	For the year ended December 31,
	2006	2005	2004
	(In Thousands)
Net operating revenues	$ 737,593	$ 753,983	$ 794,315
Operating expenses:
Salaries and benefits	257,228	260,404	264,146
Supplies	171,264	175,089	183,427
Other operating expenses	111,427	116,687	108,687
Depreciation and amortization	32,556	36,747	38,437
Occupancy costs	34,750	33,341	36,492
Provision for doubtful accounts	14,542	13,820	13,332
Professional and medical director fees	8,210	10,897	8,070
Impairment of long-lived assets	2,370	3,896	1,959
(Gain) loss on disposal of assets	(11,265)	772	1,375
Government, class action, and related settlements
expense	36,844	–	–
Professional fees - accounting, tax, and legal	24,204	28,808	32,934
Total operating expenses	682,130	680,461	688,859
Interest expense	7,219	7,210	7,307
Interest income	(5,509)	(3,091)	(1,290)
Loss (gain) on sale of investments	693	4,386	(857)
Equity in net income of nonconsolidated affiliates	(10,252)	(12,688)	(5,890)
Minority interest in earnings of consolidated affiliates	61,420	56,093	62,875
Income from continuing operations before income
tax expense	1,892	21,612	43,311
Provision for income tax expense	15,525	6,629	18,398
(Loss) income from continuing operations	(13,633)	14,983	24,913
Income (loss) from discontinued operations, net of
income tax expense	461	(3,832)	(8,832)
Net (loss) income	$ (13,172)	$ 11,151	$ 16,081

The accompanying notes to combined financial statements are an integral part of these statements.

HealthSouth Surgery Centers Division

Combined Statements of Changes in Invested Equity

	For the year ended December 31,
	2006	2005	2004
	(In Thousands)
HealthSouth's Net Investment
Balance at beginning of year	$ 588,912	$ 614,066	$ 702,611
Net (loss) income	(13,172)	11,151	16,081
Net advances to HealthSouth	(49,186)	(36,305)	(104,626)
Balance at end of year	$ 526,554	$ 588,912	$ 614,066

The accompanying notes to combined financial statements are an integral part of these statements.

HealthSouth Surgery Centers Division

Combined Statements of Cash Flows

	For the year ended December 31,
	2006	2005	2004
	(In Thousands)
Cash flows from operating activities:
Net (loss) income	$ (13,172)	$ 11,151	$ 16,081
(Income) loss from discontinued operations	(461)	3,832	8,832
Adjustments to reconcile net (loss) income to net cash provided by operating activities—
Provision for doubtful accounts	14,542	13,820	13,332
Provision for government, class action, and related settlements	36,844	–	–
Depreciation and amortization	32,556	36,747	38,437
Impairment of long-lived assets	2,370	3,896	1,959
Realized (gain) loss on sale of investments	(967)	463	628
(Gain) loss on disposal of assets	(11,265)	772	1,375
Loss (gain) on syndication of limited partnership interests	1,660	3,923	(1,485)
Equity in net income of nonconsolidated affiliates	(10,252)	(12,688)	(5,890)
Minority interests in earnings of consolidated affiliates	61,420	56,093	62,875
Distributions from nonconsolidated affiliates	7,838	10,415	9,066
Deferred tax provision (benefit)	21,473	(2,426)	16,067
(Increase) decrease in assets—
Accounts receivable	(11,141)	(5,939)	1,184
Other assets	(12,342)	(2,220)	(1,106)
(Decrease) increase in liabilities—
Accounts payable	(1,475)	(4,725)	3,261
Accrued payroll	3,348	(3,051)	2,870
Refunds due patients and other third-party payors	(9,126)	(9,195)	11,211
Professional liability risks	(2,844)	(6,442)	1,633
Other liabilities	(13,980)	(137)	(5,990)
Net cash used in operating activities of discontinued
operations	(3,137)	(5,544)	(6,021)
Total adjustments	105,522	73,762	143,406
Net cash provided by operating activities	$ 91,889	$ 88,745	$ 168,319

Cash flows from investing activities:
Capital expenditures	$ (22,623)	$ (16,893)	$ (25,768)
Proceeds from disposal of assets	7,782	6,646	5,027
Proceeds from sale of equity interests of nonconsolidated
affiliates	2,997	3,474	1,491
Proceeds from sale of equity interests of consolidated affiliates	22,346	15,831	9,378
Repurchase of equity interests of consolidated affiliates	(9,865)	(7,035)	(4,843)
Decrease in cash related to conversion of consolidated affiliates
to equity method affiliates	(1,595)	(5,776)	(281)
Net change in restricted cash	19,410	(5,105)	4,355
Other	(485)	(507)	(18)
Net cash provided by investing activities of discontinued
operations	13,766	2,265	6,937
Net cash provided by (used in) investing activities	$ 31,733	$ (7,100)	$ (3,722)

(Continued)

HealthSouth Surgery Centers Division

Combined Statements of Cash Flows (Continued)

	For the year ended December 31,
	2006	2005	2004
	(In Thousands)
Cash flows from financing activities
Checks issued in excess of bank balance	$ (4,935)	$ 5,464	$ (5,108)
Proceeds from notes payable	4,600	3,500	991
Principal payments on notes payable	(2,227)	(1,851)	(1,876)
Principal payments on noncompete agreements	(24)	(587)	(589)
Principal payments under capital lease obligations	(4,303)	(4,251)	(5,160)
Distributions to minority interests of consolidated affiliates	(61,751)	(50,770)	(55,729)
Net cash advances to HealthSouth	(51,285)	(37,594)	(105,987)
Net cash used in financing activities of discontinued operations	(108)	(193)	(894)
Net cash used in financing activities	$(120,033)	$ (86,282)	$(174,352)
Increase (decrease) in cash and cash equivalents	$ 3,589	$ (4,637)	$ (9,755)
Cash and cash equivalents at beginning of year	7,916	12,128	19,338
Cash and cash equivalents of discontinued operations at
beginning of year	275	700	3,245
Less: Cash and cash equivalents of discontinued operations
at end of year	(89)	(275)	(700)
Cash and cash equivalents at end of year	$ 11,691	$ 7,916	$ 12,128

Supplemental cash flow information:
Cash paid during the year for interest	$ 7,327	$ 7,315	$ 7,156

Supplemental schedule of noncash investing and financing
activities:
Property and equipment acquired through capital leases	$ –	$ 123	$ 5,255
Termination of and adjustments to capital leases	1,729	2,874	1,590
Goodwill from repurchase of equity interests in joint venture
entities	4,349	1,935	7,268
Net investment in consolidated affiliates that became equity
method facilities	(1,771)	4,009	1,761
Net investment in equity method facilities that became
consolidated affiliates	357	1,224	–
Minority interest associated with conversion of consolidated
affiliates to equity method affiliates	2,317	19,088	–
Asset transfers (to) from other HealthSouth divisions	(869)	(543)	202
Net noncash advances from HealthSouth	2,968	1,832	1,159
Deferred gains on sale leaseback transactions	–	–	1,020
Increase in accrued distributions	4,526	563	–
Other	17	314	175

The accompanying notes to combined financial statements are an integral part of these statements.

HealthSouth Surgery Centers Division

Notes to Combined Financial Statements

1. Summary of Significant Accounting Policies:

Organization and Description of Business—

The Surgery Centers Division (the “Division,” “we,” “us,” or “our”) of HealthSouth Corporation and its subsidiaries (“HealthSouth”) is an operator of freestanding ambulatory surgery centers (“ASCs”) and surgical hospitals. As of December 31, 2006, we operated 144 freestanding ASCs and 3 surgical hospitals in 35 states, with a concentration of centers in California, Texas, Florida, North Carolina, and Alabama. Our ASCs provide the facilities and medical support staff necessary for physicians to perform surgical procedures. We operate our ASCs as general or limited partnerships or limited liability companies in which HealthSouth or one of our subsidiaries serves as the general partner, limited partner, member, or managing member. Our partners in these entities are generally licensed physicians and hospitals.

Reclassifications—

Certain previously reported financial results have been reclassified to conform to the current year presentation. Such reclassifications primarily relate to facilities we closed or sold in the fourth quarter of 2006 that qualify under Financial Accounting Standards Board (“FASB”) Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, to be reported as discontinued operations. We reclassified our combined balance sheet for the year ended December 31, 2005 and our combined statements of operations and combined statements of cash flows for the years ended December 31, 2005 and 2004 to show the results of those qualifying facilities as discontinued operations. We also reclassified the accrual for distributions to minority interest holders from Other current liabilities to Accrued distributions in our combined balance sheets.

Basis of Presentation—

The accompanying combined financial statements of the Division were prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The combined financial statements have been derived from the financial statements and accounting records of the Division using the historical results of operations and historical basis of assets and liabilities of the Division’s operations. Management believes the allocations underlying the combined financial statements are reasonable. However, the combined financial statements included herein may not necessarily represent the Division’s financial position, results of operations, and cash flows in the future or what its financial position, results of operations, and cash flows would have been had the Division operated as a stand-alone entity during the periods presented.

As of December 31, 2006, we had investments in 187 partially owned subsidiaries, of which 181 are general or limited partnerships, limited liability companies, or joint ventures in which HealthSouth or one of its subsidiaries is a general or limited partner, managing member, or joint venturer, as applicable. We evaluate partially owned subsidiaries and joint ventures held in partnership form in accordance with the provisions of American Institute of Certified Public Accountants Statement of Position 78-9, Accounting for Investments in Real Estate Ventures, and Emerging Issues Task Force (“EITF”) Issue No. 98-6, “Investor’s Accounting for an Investment in a Limited Partnership When the Investor Is the Sole General Partner and the Limited Partners Have Certain Approval or Veto Rights,” to determine whether the rights held by other investors constitute “important rights” as defined therein.

For general partners of all new limited partnerships formed and for existing limited partnerships for which the partnership agreements were modified on or subsequent to June 29, 2005, we evaluate partially owned subsidiaries and joint ventures held in partnership form using the guidance in EITF Issue No. 04-5, “Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights,” which includes a framework for evaluating whether a general partner or a group of general partners controls a limited partnership and therefore should consolidate it. The framework includes the presumption that general-partner control would be overcome only when the limited partners have certain rights. Such rights include kick-out rights, the right to dissolve or liquidate the partnership or otherwise

HealthSouth Surgery Centers Division

Notes to Combined Financial Statements

remove the general partner “without cause,” or participating rights, the right to effectively participate in significant decisions made in the ordinary course of the partnership’s business.

For partially owned subsidiaries or joint ventures held in corporate form, we consider the guidance of FASB Statement No. 94, Consolidation of All Majority-Owned Subsidiaries, and EITF Issue No. 96-16, “Investor’s Accounting for an Investee When the Investor Has a Majority of the Voting Interest but the Minority Shareholder or Shareholders Have Certain Approval or Veto Rights,” and, in particular, whether rights held by other investors would be viewed as “participating rights” as defined therein. To the extent that any minority investor has important rights in a partnership or participating rights in a corporation that inhibit our ability to control the entity, including substantive veto rights, we generally will not consolidate the entity.

We also consider the guidance in FASB Interpretation No. 46 (Revised), Consolidation of Variable Interest Entities. As of December 31, 2006, we do not have any arrangements or relationships where FASB Interpretation No. 46(R) is applicable.

We use the equity method to account for our investments in entities that we do not control, but where we have the ability to exercise significant influence over operating and financial policies. Combined net income includes our share of the net earnings of these entities. The difference between combination and the equity method impacts certain financial ratios of the Division because of the presentation of the detailed line items reported in the combined financial statements for combined entities compared to a one line presentation of equity method investments.

The combined financial statements include allocations of certain HealthSouth corporate expenses. The Division’s allocated expenses primarily include administrative expenses such as accounting, internal controls, legal, information technology services, a pro rata share of the occupancy costs of the corporate office facilities, and certain professional fees as discussed below. Allocations were made primarily based on a percentage of revenues, physical operating locations, or full-time equivalent employees, which management believes represents a reasonable allocation methodology. Some corporate services, such as information technology, legal services, and corporate aircraft, are charged to the Division based on usage. The Division’s combined financial statements also include certain settlement costs associated with the restatement of certain of its subsidiary partnerships’ financial statements (see Note 12, Contingencies and Other Commitments). The allocated expenses amounted to $93.6 million in 2006, $64.4 million in 2005, and $52.6 million in 2004. The Division’s management believes the allocated amount of these services is a reasonable representation of the services performed or benefited by the Division as a segment of HealthSouth. However, these allocations and estimates are not necessarily indicative of the costs and expenses that would have resulted if the Division had been operated as a stand-alone entity.

In the Division’s previously issued combined financial statements for the years ended December 31, 2005 and 2004, the amounts included on the line entitled Professional fees—accounting, tax, and legal were not allocated by HealthSouth. We have allocated these amounts in these combined financial statements (including 2005 and 2004) in light of the pending sale of the Division (see Note 2, Subsequent Event) and their possible inclusion in a registered offering. These professional fees were incurred by HealthSouth to, among other things, reconstruct the books and records of HealthSouth as a result of the fraud that was revealed in March 2003. The professional fees were also incurred by HealthSouth to support the preparation of its periodic reports filed with the United States Securities and Exchange Commission, for tax and consulting fees related to various tax projects, and for legal fees for continued litigation defense and support matters that arose as a result of the fraud.

As discussed further in Note 11, Related Party Transactions, HealthSouth incurred costs associated with its settlement with the plaintiffs in the federal securities class actions and derivative suits. HealthSouth recognized a $215 million expense associated with the securities litigation settlement in 2005. In 2006, HealthSouth reduced its liability for this settlement by approximately $31.2 million based on the value of its common stock and the associated common stock warrants on the date the order granting court approval of the settlement was entered. In addition, HealthSouth incurred approximately $22.1 million of other costs included on the line entitled Government,

HealthSouth Surgery Centers Division

Notes to Combined Financial Statements

class action, and related settlements expense in its 2006 consolidated statement of operations. These costs relate to, among other things, settlements associated with HealthSouth’s ERISA litigation, HealthSouth’s settlement with the United States relating to civil allegations brought in federal False Claims Act lawsuits, settlements associated with HealthSouth’s non-prosecution agreement with the United States Department of Justice (the “DOJ”), court awards made to former corporate employees, and other similar settlements. Since the fraud that gave rise to these costs was perpetrated and controlled by the corporate office of HealthSouth, HealthSouth does not believe such costs should be allocated to the operations portrayed in the combined financial statements of the Division, and therefore, no such allocation has been made to the Division.

HealthSouth uses a centralized approach to cash management and the finance of its operations. Unless we have agreed not to do so with our external partners, cash deposits from the Division’s facility-level bank accounts are transferred to HealthSouth on a regular basis and are netted against HealthSouth’s net investment. As a result, none of HealthSouth’s cash, cash equivalents, or debt (or related interest expense or HealthSouth’s loss on early extinguishment of debt) at the corporate level has been allocated to the Division in the combined financial statements. HealthSouth charges or pays interest at the rate of Prime plus 1% to partnerships partially owned by third parties and where the cash balance is not restricted. Cash in the combined financial statements represents amounts held locally by the Division’s operations.

Principles of Combination—

The combined financial statements include the facilities of the Division. All significant intradivision transactions have been eliminated. Transactions between the Division and HealthSouth are included in these combined financial statements. See Note 11, Related Party Transactions.

Use of Estimates and Assumptions—

The preparation of the Division’s financial statements in conformity with GAAP requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Significant estimates and assumptions are used for, but not limited to: (1) allowance for contractual revenue adjustments; (2) allowance for doubtful accounts; (3) asset impairments, including goodwill; (4) depreciable lives of assets; (5) useful lives of intangible assets; (6) economic lives and fair value of leased assets; (7) income tax valuation allowances; (8) fair value of stock options; (9) reserves for professional, workers’ compensation, and comprehensive general insurance liability risks; (10) contingency and litigation reserves; and (11) allocations of certain HealthSouth corporate expenses. Future events and their effects cannot be predicted with certainty; accordingly, our accounting estimates require the exercise of judgment. The accounting estimates used in the preparation of our financial statements will change as new events occur, as more experience is acquired, as additional information is obtained, and as our operating environment changes. Management of the Division evaluates and updates assumptions and estimates on an ongoing basis and may employ outside experts to assist in its evaluation, as considered necessary. Actual results could differ from those estimates.

Risks and Uncertainties—

The Division operates in a highly regulated environment and is required to comply with extensive and complex laws and regulations at the federal, state, and local government levels. These laws and regulations relate to, among other things:

•	licensure, certification, and accreditation,
•	coding and billing for services,
•	relationships with physicians and other referral sources, including physician self-referral and anti-kickback laws,
•	quality of medical care,
•	use and maintenance of medical supplies and equipment,

HealthSouth Surgery Centers Division

Notes to Combined Financial Statements

•	acquisition and dispensing of pharmaceuticals and controlled substances,
•	maintenance and security of medical records, and
•	disposal of medical and hazardous waste.

Many of these laws and regulations are expansive, and we do not have the benefit of significant regulatory or judicial interpretation of them. In the future, different interpretations or enforcement of these laws and regulations could subject our current or past practices to allegations of impropriety or illegality or could require us to make changes in our investment structure, facilities, equipment, personnel, services, capital expenditure programs, operating procedures, and contractual arrangements.

If we fail to comply with applicable laws and regulations, we could be subjected to liabilities, including (1) criminal penalties, (2) civil penalties, including monetary penalties and the loss of our licenses to operate one or more of our facilities, and (3) exclusion or suspension of one or more of our facilities from participation in the Medicare, Medicaid, and other federal and state health care programs.

In addition, like other health care providers, we face a changing reimbursement environment. For example, the Deficit Reduction Act of 2005 caps payments for ASC procedures in 2007 to the lesser of the ASC or hospital outpatient prospective payment system (“OPPS”) payment rate. In addition, on August 8, 2006, the United States Centers for Medicare and Medicaid Services (“CMS”) issued a proposed rule that would substantially change Medicare reimbursement for ASC procedures. The proposed rule would revise ASC payment rates to be based on 221 Ambulatory Payment Classifications currently used to categorize procedures under OPPS and would tentatively set calendar year 2008 ASC payment rates at 62% of applicable OPPS payment rates subject to a phase in period whereby payments during the first year would equal a blend of the existing and proposed rates. Beginning in 2010, the ASC conversion factor would be updated by the consumer price index for urban consumers. The proposed rule would also expand the list of ASC approved procedures beginning in 2008. CMS proposes to phase in the new payment system over two years.

While difficult to predict, we believe these proposed changes could have a neutral to positive impact on our Net operating revenues once the new system is in place, depending upon the rule’s overall effect on unit pricing and our ability to realize increased case volume as the list of approved ASC procedures is expanded. However, the proposed rule has not been finalized and we cannot provide any assurance that the rule will be finalized in its current form, or that the rule, if finalized in its current form, will have the impact we predict. Moreover, we believe the proposed rule disproportionately impacts certain specialties. We are working with a coalition of ASC companies and associations to provide data to CMS supporting a number of modifications to the proposed rule.

On November 1, 2006, CMS released changes to the ASC approved procedure list and ASC payment rates, effective January 1, 2007. Twenty-one new procedure codes are being added to the ASC approved procedure list. Payments for 275 procedures will be capped at the OPPS rate. The final rule will decrease our Net operating revenues in 2007. This final rule, which also includes 2007 OPPS payment rates, does not cover changes to the ASC payment system that will take effect in 2008. If the final rule relating to the 2008 ASC payment system changes results in downward adjustment to ASC reimbursement rates or limits the expansion of covered surgical procedures, it could have a material adverse effect on our business, financial position, results of operations, and cash flows.

As discussed in Note 12, Contingencies and Other Commitments, we are a party to a number of lawsuits. We cannot predict the outcome of litigation filed against us. Substantial damages or other monetary remedies assessed against us could have a material adverse effect on our business, financial position, results of operations, and cash flows.

On August 14, 2006, HealthSouth announced that it would seek strategic alternatives for the Division and its outpatient division, along with its previously announced determination with respect to its diagnostic division, to reposition itself as a “pure play” provider of post-acute health care services, with an initial focus on rehabilitative health care. On January 27, 2007, HealthSouth entered into an agreement with Select Medical Corporation to sell its outpatient division. On March 25, 2007, HealthSouth entered into an agreement with a newly formed affiliate of

HealthSouth Surgery Centers Division

Notes to Combined Financial Statements

TPG to sell the Division (see Note 2, Subsequent Event). However, HealthSouth may be unable to complete these transactions or other transactions on satisfactory terms. We cannot predict at this time whether such failure would have a material adverse effect on HealthSouth and/or the Division. In addition, the uncertainty and operational disruption resulting from these proposed transactions, including any interim period during which HealthSouth provides transition services to the Division or HealthSouth’s outpatient and diagnostic divisions, could have a negative effect on our business, financial position, results of operations, and cash flows.

Revenue Recognition—

Revenues consist primarily of net patient service revenues that are recorded based upon established billing rates less allowances for contractual adjustments. Revenues are recorded during the period the health care services are provided, based upon the estimated amounts due from patients and third-party payors, including federal and state agencies (under the Medicare and Medicaid programs), managed care health plans, commercial insurance companies, and employers. Estimates of contractual allowances under third-party payor arrangements are based upon the payment terms specified in the related contractual agreements. Third-party payor contractual payment terms are generally based upon predetermined rates per procedure or discounted fee-for-service rates.

During the years ended December 31, 2006, 2005, and 2004, approximately 59.9%, 58.3%, and 55.7%, respectively, of our Net operating revenues related to patients participating in managed care and other discount plans. The managed care industry is highly competitive and healthcare services providers are under increasing pressure to accept reduced reimbursement for services on these contracts. Continued reductions could have a material adverse impact on our financial position, results of operations, and cash flows.

During the years ended December 31, 2006, 2005, and 2004, approximately 21.7%, 21.3%, and 20.6%, respectively, of our Net operating revenues related to patients participating in the Medicare and Medicaid programs. Laws and regulations governing the Medicare and Medicaid programs are complex, subject to interpretation, and are routinely modified for provider reimbursement. CMS has been granted authority to suspend payments, in whole or in part, to Medicare providers if CMS possesses reliable information that an overpayment, fraud, or willful misrepresentation exists. If CMS suspects that payments are being made as the result of fraud or misrepresentation, CMS may suspend payment at any time without providing us with prior notice. The initial suspension period is limited to 180 days. However, the payment suspension period can be extended almost indefinitely if the matter is under investigation by the United States Department of Health & Human Services Office of Inspector General (the “HHS-OIG”) or the DOJ. Therefore, we are unable to predict if or when we may be subject to a suspension of payments by the Medicare and/or Medicaid programs, the possible length of the suspension period, or the potential cash flow impact of a payment suspension. Any such suspension would adversely impact our financial position, results of operations, and cash flows.

Cash and Cash Equivalents—

Cash and cash equivalents in the combined financial statements represent amounts held locally by the Division’s operations and do not represent any other financial instrument other than cash deposited in associated bank accounts. We maintain amounts on deposit which may, at times, exceed federally insured limits. However, our management periodically evaluates the credit-worthiness of those institutions, and we have not experienced any losses on such deposits.

Restricted Cash—

As of December 31, 2006 and 2005, we had approximately $31.8 million and $51.2 million of restricted cash in affiliate cash accounts. Affiliate cash accounts represent cash accounts maintained by partnerships in which we participate where one or more external partners requested, and we agreed, that the partnership’s cash not be commingled with other corporate cash accounts and be used only to fund the operations of those partnerships.

HealthSouth Surgery Centers Division

Notes to Combined Financial Statements

Accounts Receivable—

We report accounts receivable at estimated net realizable amounts from services rendered from federal and state agencies (under the Medicare and Medicaid programs), managed care health plans, commercial insurance companies, workers’ compensation, employers, and patients. Our accounts receivable are geographically dispersed, but a significant portion of our revenues are concentrated by type of payors. The concentration of net patient service accounts receivable by payor class, as a percentage of total net patient service accounts receivable as of the end of each reporting period, is as follows:

	As of December 31,
	2006	2005
Managed care and other discount plans	63.3%	61.4%
Workers' compensation	13.1%	15.7%
Medicare	16.5%	14.8%
Medicaid	2.8%	3.5%
Other third-party payors	3.0%	3.2%
Patients	1.3%	1.4%
Total	100.0%	100.0%

We recognize that revenues and accounts receivable from government agencies are significant to our operations, but we do not believe there are significant credit risks associated with these government agencies.

We also recognize that revenue and accounts receivable from managed care and other discount plans are significant to our operations. Because the category of managed care and other discount plans is composed of numerous individual payors which are geographically dispersed, our management does not believe there are any significant concentrations of revenues from any individual payor that would subject us to any significant credit risks in the collection of its accounts receivable.

Additions to the allowance for doubtful accounts are made by means of the Provision for doubtful accounts. We write off uncollectible accounts against the allowance for doubtful accounts after exhausting collection efforts. Net accounts receivable include only those amounts we estimate we will collect.

For each of the three years ended December 31, 2006, we performed an analysis of our historical cash collection patterns and considered the impact of any known material events in determining the allowance for doubtful accounts. In performing our analysis, we considered the impact of any adverse changes in general economic conditions, business office operations, payor mix, or trends in federal or state governmental health care coverage. At December 31, 2006 and 2005, our allowance for doubtful accounts represented approximately 11.5% and 19.5%, respectively, of the $95.3 million and $110.2 million, respectively, total patient accounts receivable balance.

Property and Equipment—

We report land, buildings, improvements, and equipment at cost, net of asset impairment. We report assets under capital lease obligations at the lower of fair value or the present value of the aggregate future minimum lease payments at the beginning of the lease term. We depreciate our assets using the straight-line method over the shorter of the estimated useful life of the assets or life of the lease term, excluding any lease renewals, unless the lease renewals are reasonably assured. Useful lives are as follows:

Years
Buildings	15 to 30
Leasehold improvements	5 to 20
Furniture, fixtures, and equipment	3 to 10
Assets under capital lease obligation:
Real estate	15 to 25
Equipment	3 to 5

HealthSouth Surgery Centers Division

Notes to Combined Financial Statements

Maintenance and repairs of property and equipment are expensed as incurred. We capitalize replacements and betterments that increase the estimated useful life of an asset. We capitalize interest expense on major construction and development projects while in progress. No interest was capitalized during the years ended December 31, 2006, 2005, and 2004.

We retain fully depreciated assets in our property and accumulated depreciation accounts until we remove them from service. In the case of sale, retirement, or disposal, the asset cost and related accumulated depreciation balances are removed from the respective accounts, and the resulting net amount, less any proceeds, is included as a component of income from continuing operations in the combined statements of operations. However, if the sale, retirement, or disposal involves a discontinued operation, the resulting net amount, less any proceeds, is included in the results of discontinued operations.

We account for operating leases under the provisions of FASB Statement No. 13, Accounting for Leases, and FASB Technical Bulletin No. 85-3, Accounting for Operating Leases with Scheduled Rent Increases. These pronouncements require us to recognize escalated rents, including any rent holidays, on a straight-line basis over the term of the lease for those lease agreements where we receive the right to control the use of the entire leased property at the beginning of the lease term.

Goodwill and Other Intangible Assets—

We account for goodwill and other intangibles under the guidance in FASB Statement No. 141, Business Combinations, FASB Statement No. 142, Goodwill and Other Intangible Assets, and FASB Statement No. 144.

Under FASB Statement No. 142, we test goodwill for impairment using a fair value approach, at the reporting unit level. A reporting unit is the operating segment, or a business one level below that operating segment (the component level) if discrete financial information is prepared and regularly reviewed by management at the component level. For purposes of this test, the reporting unit is the Division taken as a whole with all discrete financial information aggregated to the reporting unit level. We are required to test for impairment at least annually, absent some triggering event that would require an additional impairment assessment. Absent any impairment indicators, we perform our goodwill impairment testing as of October 1st of each year.

We recognize an impairment charge for any amount by which the carrying amount of goodwill exceeds its implied fair value. We present a goodwill impairment charge as a separate line item within income from continuing operations in the combined statements of operations. We use discounted cash flows to establish the fair value of the Division as of the testing dates. The discounted cash flow approach includes many assumptions related to future growth rates, discount factors, future tax rates, etc. Changes in economic and operating conditions impacting these assumptions could result in goodwill impairment in future periods. When available and as appropriate, we use comparative market multiples to corroborate discounted cash flow results. When a business within a reporting unit is disposed of, goodwill is allocated to the gain or loss on disposition using the relative fair value methodology, as prescribed in FASB Statement No. 142.

In accordance with FASB Statement No. 142, we amortize the cost of intangible assets with definite useful lives over their respective estimated useful lives to their estimated residual value. As of December 31, 2006, our definite useful lived intangible assets do not have an estimated residual value. We also review those assets for impairment in accordance with FASB Statement No. 144 whenever events or changes in circumstances indicate that we may not be able to recover the asset’s carrying amount. As of December 31, 2006, we do not have any intangible assets with indefinite useful lives. The range of estimated useful lives of our other intangible assets is as follows:

Years
Certificates of need	15 to 30
Licenses	20
Noncompete agreements	5 to 10
Management agreements	20

HealthSouth Surgery Centers Division

Notes to Combined Financial Statements

Impairment of Long-Lived Assets and Other Intangible Assets—

Under the guidance in FASB Statement No. 144, we assess the recoverability of long-lived assets (excluding goodwill) and identifiable acquired intangible assets with finite useful lives, whenever events or changes in circumstances indicate that we may not be able to recover the asset’s carrying amount. We measure the recoverability of assets to be held and used by a comparison of the carrying amount of the asset to the expected net future cash flows to be generated by that asset, or, for identifiable intangibles with finite useful lives, by determining whether the amortization of the intangible asset balance over its remaining life can be recovered through undiscounted future cash flows. The amount of impairment of identifiable intangible assets with finite useful lives, if any, to be recognized is measured based on projected discounted future cash flows. We measure the amount of impairment of other long-lived assets (excluding goodwill) as the amount by which the carrying value of the asset exceeds the fair market value of the asset, which is generally determined based on projected discounted future cash flows or appraised values. We present an impairment charge as a separate line item within income from continuing operations in our combined statements of operations, unless the impairment is associated with a discontinued operation. In that case, we include the impairment charge, on a net-of-tax basis, within the results of discontinued operations. We classify long-lived assets to be disposed of other than by sale as held and used until they are disposed. We report long-lived assets to be disposed of by sale as held for sale and recognize those assets in the balance sheet at the lower of carrying amount or fair value less cost to sell, and cease depreciation.

Investment in and Advances to Nonconsolidated Affiliates—

Investments in entities we do not control but in which we have the ability to exercise significant influence over the operating and financial policies of the investee are accounted for under the equity method. Equity method investments are recorded at original cost and adjusted periodically to recognize our proportionate share of the investees’ net income or losses after the date of investment, additional contributions made and dividends or distributions received, and impairment losses resulting from adjustments to net realizable value. We record equity method losses in excess of the carrying amount of an investment when we guarantee obligations or we are otherwise committed to provide further financial support to the affiliate.

Management periodically assesses the recoverability of our equity method investments and equity method goodwill for impairment. We consider all available information, including the recoverability of the investment, the earnings and near-term prospects of the affiliate, factors related to the industry, conditions of the affiliate, and our ability, if any, to influence the management of the affiliate. We assess fair value based on valuation methodologies, as appropriate, including discounted cash flows, estimates of sales proceeds and external appraisals, as appropriate. If an investment or equity method goodwill is considered to be impaired and the decline in value is other than temporary, we record an appropriate write-down.

Guarantees—

We account for certain guarantees in accordance with FASB Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. FASB Interpretation No. 45 elaborates on the disclosure to be made by a guarantor in its financial statements about its obligations under guarantees issued. FASB Interpretation No. 45 also clarifies that a guarantor is required to recognize, at inception of a guarantee, a liability for the fair value of certain obligations undertaken.

HealthSouth is secondarily liable for certain lease obligations associated with sold surgery centers. See Note 4, Property and Equipment, for additional information.

Fair Value of Financial Instruments—

FASB Statement No. 107, Disclosures about Fair Value of Financial Instruments, requires certain disclosures regarding the fair value of financial instruments. Our financial instruments consist mainly of cash and

HealthSouth Surgery Centers Division

Notes to Combined Financial Statements

cash equivalents, restricted cash, accounts receivable, and accounts payable. The carrying amounts of cash and cash equivalents, restricted cash, accounts receivable, and accounts payable approximate fair value because of the short-term maturity of these instruments.

Minority Interest in Consolidated Affiliates—

The combined financial statements include all assets, liabilities, revenues, and expenses of less-than-100%-owned affiliates that we control. Accordingly, we have recorded minority interest in the earnings and equity of such affiliates. We record adjustments to minority interest for the allocable portion of income or loss that the minority interest holders are entitled based upon their portion of certain of the subsidiaries they own. Distributions to holders of minority interest reduce the respective minority interest holders’ balance.

We suspend allocation of losses to minority interest holders when the minority interest balance for a particular minority interest holder is reduced to zero and the minority interest holder does not have an obligation to fund such losses. Any excess loss above the minority interest holders’ balance is not charged to minority interest but rather is recognized by us until the affiliate begins earning income again. We resume adjusting minority interest for the subsequent profits earned by a subsidiary only after the cumulative income exceeds the previously unrecorded losses.

Litigation Reserve—

Pursuant to FASB Statement No. 5, Accounting for Contingencies, we accrue for loss contingencies associated with outstanding litigation for which management has determined it is probable that a loss contingency exists and the amount of loss can be reasonably estimated. If the accrued amount associated with a loss contingency is greater than $3.0 million, we also accrue estimated future legal fees associated with the loss contingency. This requires management to estimate the amount of legal fees that will be incurred in the defense of the litigation. These estimates are based heavily on our expectations of the scope, length to complete, and complexity of the claims. In the future, additional adjustments may be recorded as the scope, length, or complexity of outstanding litigation changes.

Advertising Costs—

We expense costs of print and other advertisements as incurred. Advertising expenses, included in Other operating expenses within the accompanying combined statements of operations, approximated $0.8 million in 2006, $0.7 million in 2005, and $1.2 million in 2004.

Discontinued Operations—

We account for discontinued operations under FASB Statement No. 144, which requires that a component of an entity that has been disposed of or is classified as held for sale and has operations and cash flows that can be clearly distinguished from the rest of the entity be reported as discontinued operations. In the period that a component of an entity has been disposed of or classified as held for sale, we reclassify the results of operations for current and prior periods into a single caption titled Income (loss) from discontinued operations, net of income tax expense. In addition, we classify the assets and liabilities of those components as current and noncurrent assets and liabilities of discontinued operations in our combined balance sheets. We also classify cash flows related to discontinued operations as one line item within each category of cash flows in our combined statements of cash flows.

Income Taxes—

The Division’s results of operations have historically been included in HealthSouth’s consolidated federal income tax return. State income tax returns have been filed on a separate, combined, or consolidated basis in accordance with relevant state tax laws and regulations. Partnerships, limited liability companies, and less than 80

HealthSouth Surgery Centers Division

Notes to Combined Financial Statements

percent owned corporations in the Division that HealthSouth consolidates or accounts for using the equity method of accounting file separate federal and state information tax returns. We have included the allocable portion of each such pass-through entity’s income or loss in the appropriate federal and state taxable income computations. Income tax expense in these combined financial statements has been computed on a separate tax return basis for the Division.

We are providing for income taxes using the asset and liability method as required by FASB Statement No. 109, Accounting for Income Taxes. This approach recognizes the amount of federal and state income taxes payable or refundable for the current year, as well as deferred tax assets for the future tax consequence of events recognized in the combined financial statements and income tax returns. Deferred income tax assets and liabilities are adjusted to recognize the effects of changes in tax laws or enacted tax rates.

Under FASB Statement No. 109, a valuation allowance is required when it is more likely than not that some portion of deferred tax assets will not be realized. Realization is dependent on generating sufficient future taxable income.

2. Subsequent Event:

On August 14, 2006, HealthSouth announced that it would begin exploring a range of strategic alternatives to enhance stockholder value and to reposition its primary focus on the post-acute care sector. As a result of the exploration of such alternatives, on March 25, 2007, HealthSouth entered into an agreement to sell the Division to a newly formed affiliate of TPG, a private investment partnership. The purchase price consists of cash consideration of $920 million, subject to certain adjustments, and an option to acquire 5% of the primary shares acquired by the affiliate of TPG at closing at an exercise price that will escalate at 15% annually. This transaction is expected to be completed in the third quarter of 2007 and is subject to customary closing conditions, including regulatory approval.

3. Accounts Receivable:

Accounts receivable consists of the following (in thousands):

	As of December 31,
	2006	2005
Patient accounts receivable	$ 95,258	$ 110,198
Less: Allowance for doubtful accounts	(10,956)	(21,482)
Patient accounts receivable, net	84,302	88,716
Other accounts receivable	125	42
Accounts receivable, net	$ 84,427	$ 88,758

The following is the activity related to our allowance for doubtful accounts (in thousands):

	For the year ended December 31,
	2006	2005	2004
Balance at beginning of year	$ 21,482	$ 29,346	$ 32,627
Additions and charges to expense	14,542	13,820	13,332
Deduction and accounts written off	(25,068)	(21,684)	(16,613)
Balance at end of year	$ 10,956	$ 21,482	$ 29,346

HealthSouth Surgery Centers Division

Notes to Combined Financial Statements

4. Property and Equipment:

Property and equipment consists of the following (in thousands):

	As of December 31,
	2006	2005
Land	$ 16,396	$ 17,002
Buildings	149,353	161,786
Leasehold improvements	66,216	70,367
Furniture, fixtures, and equipment	216,358	212,417
	448,323	461,572
Less: Accumulated depreciation and amortization	(269,085)	(268,797)
	179,238	192,775
Construction in progress	1,816	1,320
Property and equipment, net	$ 181,054	$ 194,095

The amount of fully depreciated assets, depreciation expense, amortization expense and accumulated amortization relating to assets under capital lease obligations, and rent expense under operating leases is as follows (in thousands):

	For the year ended December 31,
	2006	2005	2004
Fully depreciated assets, at cost	$ 130,922	$ 113,288	$ 95,661
Depreciation expense	$ 28,675	$ 31,601	$ 32,302
Assets under capital lease obligations:
Buildings	$ 34,573	$ 45,872	$ 55,202
Equipment	553	1,508	2,990
	35,126	47,380	58,192
Accumulated amortization	(21,038)	(26,770)	(29,432)
Assets under capital lease obligations, net	$ 14,088	$ 20,610	$ 28,760
Amortization expense	$ 2,329	$ 3,099	$ 3,936
Rent expense:
Minimum rent payments	$ 24,597	$ 24,271	$ 22,609
Contingent and other rents	16,655	16,105	18,568
Total rent expense	$ 41,252	$ 40,376	$ 41,177

Leases—

We lease certain land, buildings, and equipment under non-cancelable operating leases expiring at various dates through 2025. We also lease certain buildings and equipment under capital leases also expiring at various dates through 2019. Operating leases generally have 3- to 15- year terms, with one or more renewal options, with terms to be negotiated at the time of renewal. Various facility leases include provisions for rent escalation to recognize increased operating costs or require us to pay certain maintenance and utility costs. Contingent rents are included in rent expense in the year incurred. Some facilities are subleased to other parties. Rental income from subleases approximated $2.8 million, $2.7 million, and $3.6 million for the years ended December 31, 2006, 2005, and 2004, respectively. Certain leases contain annual escalation clauses based on changes in the Consumer Price Index while others have fixed escalation terms. The excess of cumulative rent expense (recognized on a straight-line basis) over cumulative rent payments made on leases with fixed escalation terms is recognized as straight-line rental accrual and is included in Other long-term liabilities in the accompanying combined balance sheets, as follows (in thousands):

	As of December 31,
	2006	2005
Straight-line rental accrual	$ 4,882	$ 5,344

HealthSouth Surgery Centers Division

Notes to Combined Financial Statements

Future minimum lease payments at December 31, 2006 for those leases having an initial or remaining non-cancelable lease term in excess of one year are as follows (in thousands):

Year ending December 31,	Operating Leases	Capital Lease Obligations	Total
2007	$ 24,204	$ 3,442	$ 27,646
2008	21,630	3,226	24,856
2009	18,024	3,135	21,159
2010	14,317	3,202	17,519
2011	11,555	3,117	14,672
2012 and thereafter	25,267	11,501	36,768
	$ 114,997	27,623	$ 142,620
Less: interest portion		(7,841)
Obligations under capital leases		$ 19,782

Obligations Under Lease Guarantees

In conjunction with the sale of certain surgery centers in prior years, HealthSouth assigned the leases of certain properties to certain purchasers and, as a condition of the lease, agreed to act as a guarantor of the purchaser’s performance on the lease. Should the purchaser fail to pay the rent due on these leases, the lessor would have contractual recourse against HealthSouth.

As of December 31, 2006, HealthSouth had entered into four such lease guarantee arrangements. The remaining terms of these leases range from 16 months to 71 months. If HealthSouth were required to perform under all such guarantees, the maximum amount HealthSouth would be required to pay approximates $7.2 million.

HealthSouth, or the Division, has not recorded a liability for these guarantees, as HealthSouth does not believe it is probable it will have to perform under these agreements. If HealthSouth is required to perform under these guarantees, HealthSouth could potentially have recourse against the purchase for recovery of any amounts paid. These guarantees are not secured by any assets under the leases. As of December 31, 2006, HealthSouth, or the Division, has not been required to perform under any such lease guarantees.

Asset Impairments—

During 2006, 2005, and 2004, we examined our long-lived assets for impairment due to facility closings and facilities experiencing negative cash flow from operations. Based on this review, we recorded an impairment charge of approximately $2.4 million in 2006, $3.9 million in 2005, and $2.0 million in 2004. In 2006 and 2005, we determined the fair value of the impaired long-lived assets at our facilities primarily based on the assets’ estimated fair value using valuation techniques that included discounted future cash flows and third-party appraisals. In 2004, we wrote certain long-lived assets down to zero, or their estimated fair value, based on expected negative operating cash flows of these facilities in future years.

5. Goodwill and Other Intangible Assets:

Goodwill represents the unallocated excess of purchase price over the fair value of identifiable assets and liabilities acquired in business combinations. Other definite-lived intangibles consist primarily of certificates of need, licenses, noncompete agreements, and management agreements.

HealthSouth Surgery Centers Division

Notes to Combined Financial Statements

The following table shows changes in the carrying amount of goodwill for the years ended December 31, 2006, 2005, and 2004 (in thousands):

Amount
Goodwill as of December 31, 2003	$ 476,410
Acquisition of equity interests in joint venture entities	7,268
Goodwill as of December 31, 2004	483,678
Acquisition of equity interests in joint venture entities	1,935
Conversion of consolidated facilities to equity method facilities	(3,321)
Minority interest associated with conversion of consolidated facilities to equity method
facilities	(19,088)
Goodwill as of December 31, 2005	463,204
Acquisition of equity interests in joint venture entities	4,349
Conversion of consolidated facilities to equity method facilities	(37)
Minority interest associated with conversion of consolidated facilities to equity method
facilities	(2,317)
Goodwill attributable to sale of surgery center	(2,749)
Goodwill as of December 31, 2006	$ 462,450

We performed impairment reviews as required by FASB Statement No. 142 as of October 1, 2006, 2005, and 2004, and concluded that no goodwill impairment existed.

The following table provides information regarding our other intangible assets (in thousands):

	Gross Carrying Amount	Accumulated Amortization	Net
Certificates of need:
2006	$ 2,671	$ 872	$ 1,799
2005	2,686	783	1,903
Licenses:
2006	$ 18,013	$ 8,150	$ 9,863
2005	18,017	7,273	10,744
Noncompete agreements:
2006	$ 11,807	$ 11,775	$ 32
2005	11,929	11,849	80
Management agreements:
2006	$ 9,274	$ 3,957	$ 5,317
2005	9,274	3,493	5,781
Total intangible assets:
2006	$ 41,765	$ 24,754	$ 17,011
2005	41,906	23,398	18,508

Amortization expense for other intangible assets is as follows (in thousands):

	For the year ended December 31,
	2006	2005	2004
Amortization expense	$ 1,552	$ 2,047	$ 2,199

Total estimated amortization expense for our other intangible assets for the next five fiscal years is as follows (in thousands):

HealthSouth Surgery Centers Division

Notes to Combined Financial Statements

Year ending December 31,	Estimated Amortization Expense
2007	$ 1,479
2008	1,418
2009	1,418
2010	1,418
2011	1,418

6. Investment in and Advances to Nonconsolidated Affiliates:

As of December 31, 2006, Investment in and advances to nonconsolidated affiliates represents HealthSouth’s investment in 29 partially owned subsidiaries, of which 25 are general or limited partnerships, limited liability companies, or joint ventures in which HealthSouth or one of our subsidiaries is a general or limited partner, managing member, member, or venturer, as applicable. HealthSouth does not control these affiliates, but has the ability to exercise significant influence over the operating and financial policies of certain of these affiliates. Our ownership percentage in these affiliates generally ranged from 7% to 52% as of December 31, 2006. HealthSouth’s investment in these affiliates is an integral part of our operations.

During 2006, two surgery centers became equity method investments rather than consolidated affiliates and one entity became a consolidated affiliate rather than an equity method investment as a result of changes of control of these entities. The net impact of these changes was an approximate $12.9 million reduction to our Net operating revenues in 2006.

During 2005, five surgery centers became equity method investments rather than consolidated affiliates and three entities became consolidated affiliates rather than equity method investments as a result of changes of control of these entities. The net impact of these changes was an approximate $24.9 million reduction to our Net operating revenues in 2005.

We account for these investments using the equity method of accounting. Our investments consist of the following (in thousands):

	As of December 31,
	2006	2005
Equity method investments:
Capital contributions, loans, and advances	$ 11,598	$ 12,026
Cumulative share of income	110,072	99,820
Cumulative share of distributions	(101,453)	(93,615)
Total investment in and advances to nonconsolidated affiliates	$ 20,217	$ 18,231

HealthSouth Surgery Centers Division

Notes to Combined Financial Statements

The following summarizes the combined assets, liabilities, and equity of our equity method affiliates (on a 100% basis, in thousands):

	As of December 31,
	2006	2005
Assets—
Current	$ 21,268	$ 16,447
Noncurrent	34,289	24,821
Total assets	$ 55,557	$ 41,268

Liabilities and equity—
Current liabilities	$ 17,682	$ 8,291
Noncurrent	6,090	2,287
Partners' capital and shareholders' equity—
HealthSouth	20,217	18,231
Outside parties	11,568	12,459
	$ 55,557	$ 41,268

The following summarizes the combined results of operations of our equity method affiliates (on a 100% basis, in thousands):

	For the year ended December 31,
	2006	2005	2004
Net operating revenues	$ 89,418	$ 85,532	$ 73,625
Operating expenses	(63,046)	(58,544)	(36,434)
Income from continuing operations	26,372	26,988	37,191
Net income	$ 25,527	$ 20,600	$ 42,500

7. Long-term Debt:

Our long-term financing obligations outstanding consist of the following (in thousands):

	As of December 31,
	2006	2005
Noncompete agreements	$ 24	$ 48
Notes payable to banks and others	100	482
Advances from HealthSouth	13,879	11,356
Capital lease obligations	19,782	31,907
	33,785	43,793
Less current portion	(4,100)	(5,284)
Long-term debt, less current portion	$ 29,685	$ 38,509

Scheduled principal payments due on long-term debt for the next five years and thereafter follow (in thousands):

Year ending December 31,	Amount
2007	$ 4,100
2008	4,002
2009	3,949
2010	3,844
2011	3,080
Thereafter	14,810
Total	$ 33,785

HealthSouth Surgery Centers Division

Notes to Combined Financial Statements

Noncompete Agreement—

As of December 31, 2006 and 2005, we have one noncompete agreement outstanding that has a length of 60 months. This noncompete agreement has a stated interest rate of 3.1%.

Notes Payable to Banks and Others—

We have notes payable agreements outstanding. These agreements are used for various purposes such as equipment purchases, real estate purchases, and repurchases of limited partner interests. The terms on these notes vary by agreement, but range in length from 36 to 48 months. Most of the agreements have variable interest rates generally ranging from 5.0% to 7.8%. In the case of equipment and real estate purchases, the notes are typically collateralized by the specific purchased equipment or real estate. The limited partner interests repurchased do not secure these notes.

Advances from HealthSouth—

Advances from HealthSouth are long-term notes payable supported by contractual agreements. The terms of these advances vary by agreement but range in length from 36 to 360 months. Generally, interest rates on these advances are Prime plus 1%, which was 9.3% at December 31, 2006. However, some of these advances have fixed rates ranging from 7.5% to 10.3%.

Capital Lease Obligations—

We engage in a significant number of leasing transactions including real estate, medical equipment, computer equipment, and other equipment utilized in operations. Certain leases that meet the lease capitalization criteria in accordance with FASB Statement No. 13 have been recorded as an asset and liability at the net present value of the minimum lease payments at the inception of the lease. Interest rates used in computing the net present value of the lease payments generally range from 5.0% to 13.8% based on HealthSouth’s incremental borrowing rate at the inception of the lease. Our leasing transactions include arrangements for equipment with major equipment finance companies and manufacturers who retain ownership in the equipment during the term of the lease, and with a variety of both small and large real estate owners.

8. Discontinued Operations:

During the years ended December 31, 2006, 2005, and 2004, we closed or sold 30 surgery centers that met the requirements of FASB Statement No. 144 to be reported as discontinued operations.

For the facilities that met the requirements of FASB Statement No. 144, we reclassified our combined balance sheet for the year ended December 31, 2005 and our combined statements of operations and combined statements of cash flows for the years ended December 31, 2005 and 2004 to show the results of those facilities as discontinued operations. The operating results of discontinued operations are as follows (in thousands):

	For the year ended December 31,
	2006	2005	2004
Net operating revenues	$ 12,912	$ 36,777	$ 67,526
Costs and expenses	19,673	48,772	81,009
Impairments	–	504	2,539
Loss from discontinued operations	(6,761)	(12,499)	(16,022)
Gain on disposal of assets of discontinued operations	7,507	6,340	1,800
Income tax (expense) benefit	(285)	2,327	5,390
Income (loss) from discontinued operations	$ 461	$ (3,832)	$ (8,832)

HealthSouth Surgery Centers Division

Notes to Combined Financial Statements

The assets and liabilities of discontinued operations consist of the following (in thousands):

	As of December 31,
	2006	2005
Assets:
Accounts receivable, net	$ 121	$ 3,820
Other current assets	40	1,418
Total current assets	161	5,238
Property and equipment, net	96	8,756
Intangible assets, net	777	1,067
Other long-term assets	1,706	244
Total long-term assets	2,579	10,067
Total assets	$ 2,740	$ 15,305
Liabilities:
Current portion of long-term debt	$ 84	$ 176
Accounts payable and other current liabilities	2,022	3,297
Total current liabilities	2,106	3,473
Long-term debt, net of current portion	200	919
Other long-term liabilities	85	702
Total long-term liabilities	285	1,621
Total liabilities	$ 2,391	$ 5,094

9. Income Taxes:

Income from continuing operations before income tax expense and the significant components of the provision for income taxes from continuing operations consist of the following (in thousands):

	For the year ended December 31,
	2006	2005	2004
Income from continuing operations before income tax
expense	$ 1,892	$ 21,612	$ 43,311

Current:
Federal	$ (7,604)	$ 7,604	$ –
State and local	1,656	1,451	2,331
Total current (benefit) expense	(5,948)	9,055	2,331
Deferred:
Federal	22,475	(1,193)	15,472
State and local	(1,002)	(1,233)	595
Total deferred expense (benefit)	21,473	(2,426)	16,067
Total income tax expense related to continuing
operations	$ 15,525	$ 6,629	$ 18,398

A reconciliation of differences between the federal income tax at statutory rates and our actual income tax expense from continuing operations is as follows:

	For the year ended December 31,
	2006	2005	2004
Tax expense at statutory rate	35.0%	35.0%	35.0%
Increase (decrease) in tax rate resulting from:
State income taxes, net of federal benefit	(27.4%)	7.2%	5.1%
IRS partnership settlement	688.5%	–	–
Increase (decrease) in valuation allowance	122.9%	(11.8%)	2.5%
Other, net	1.6%	0.3%	(0.1%)
Income tax expense	820.6%	30.7%	42.5%

HealthSouth Surgery Centers Division

Notes to Combined Financial Statements

The income tax expense at the statutory rate is the expected income tax expense resulting from income from continuing operations. In 2006, income tax expense is greater than the statutory rate primarily due to an increase in the valuation allowance and an increase in taxes associated with the Division’s share of the partnership settlement with the Internal Revenue Service (the “IRS”), as discussed below. In 2005, income tax expense is less than the statutory rate due to state income taxes being offset by a decrease in the valuation allowance. In 2004, income tax expense is greater than the statutory rate primarily due to state income taxes and an increase in the valuation allowance.

In September 2006, HealthSouth, acting as the tax matters partner for partnerships in which the Division has a controlling interest, entered into a final settlement agreement with the IRS with respect to changes to the taxable income for such partnerships for the years ended December 31, 2002 through 2005 resulting from the restatement of the financial statements of these subsidiary partnerships for these years (see Note 12, Contingencies and Other Commitments). HealthSouth will reflect the changes to it’s allocable share of the taxable income from these partnerships for each year as a part of amended income tax returns being filed for these years. Pursuant to this agreement, the Division is reflecting a change to its carrying value in these partnerships for tax purposes.

Deferred income taxes recognize the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the carrying amounts used for income tax purposes, as well as the impact of available net operating loss (“NOL”) carryforwards. The significant components of the Division’s deferred tax assets and liabilities are as follows (in thousands):

	As of December 31,
	2006	2005
Deferred income tax assets:
Net operating loss	$ 20,227	$ 14,156
Allowance for doubtful accounts	5,799	6,406
Other accruals	6,172	2,491
Professional liability risks	221	1,292
Property, net	15,135	37,086
Government, class action, and related settlements	14,028	–
Total deferred income tax assets	61,582	61,431
Less: Valuation allowance	(13,595)	(11,269)
Net deferred income tax assets	47,987	50,162
Deferred income tax liabilities:
Intangibles	(19,913)	(615)
Total deferred income tax liabilities	(19,913)	(615)
Net deferred income tax assets	28,074	49,547
Less: Current deferred income tax assets	9,328	7,265
Long-term deferred income tax assets	$ 18,746	$ 42,282

FASB Statement No. 109 requires that we reduce our deferred income tax assets by a valuation allowance if, based on the weight of the available evidence, it is more likely than not that all or a portion of a deferred tax asset will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences are deductible. We based our decision to establish a valuation allowance primarily on negative evidence of cumulative losses for state income tax purposes in recent years for certain subsidiaries that file separate state income tax returns. After consideration of all evidence, both positive and negative, we concluded that it is more likely than not that we will not realize a portion of our deferred tax assets related to these state net operating losses, and that a valuation allowance of $13.6 million and $11.3 million is necessary as of December 31, 2006 and 2005, respectively. For the years ended December 31, 2006, 2005, and 2004, the net increase (decrease) in our valuation allowance was $2.3 million, ($2.5) million, and $1.1 million, respectively.

HealthSouth Surgery Centers Division

Notes to Combined Financial Statements

The Division does not have a formal tax sharing agreement in place with HealthSouth; however, the Division is responsible for its allocated portion of federal and state income taxes, as determined by reference to §1552(a)(1) of the Internal Revenue Code of 1986, As Amended. The Division’s allocated portion of these income taxes is accounted for as a capital contribution from HealthSouth, rather than as an intercompany transaction with HealthSouth, since the Division does not reimburse HealthSouth for such taxes paid on its behalf.

At December 31, 2006, the Division had federal NOL carryforwards of approximately $2.5 million. This NOL carryforward has been included in HealthSouth’s consolidated federal tax filings. Such losses expire in various amounts at varying times beginning in 2026. These NOL carryforwards result in a deferred tax asset of approximately $1.1 million at December 31, 2006. As disclosed in Note 2, Subsequent Event, HealthSouth has entered into an agreement to sell the Division. Accordingly, the NOLs presented herein may be subject to the annual limitations on utilization under Internal Revenue Code §382.

For the years ended December 31, 2006 and 2005, the Division has an unrecognized deferred tax asset due to carrying value differences in partnerships resulting from accounting adjustments for past years in which we are precluded from filing amended partnership returns due to the statute of limitations being closed. This deferred tax asset will be recognized upon the sale or other disposition of the respective partnership interests through the taxable gain or loss. Under FASB Statement No. 109, the Division is precluded from recognizing deferred tax assets that are indefinite-lived, which inherently means that the reversal period of these assets is unknown. At December 31, 2006, the Division’s carrying value difference in these effected partnerships is approximately $35.6 million. This difference results in an unrecognized deferred tax asset of approximately $13.6 million at December 31, 2006.

In June 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes. FASB Interpretation No. 48 clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements in accordance with FASB Statement No. 109. FASB Statement No. 109 does not prescribe a recognition threshold or measurement attribute for the financial statement recognition and measurement of a tax position taken in a tax return. FASB Interpretation No. 48 clarifies the application of FASB Statement No. 109 by defining a criterion that an individual tax position must meet for any part of the benefit of that position to be recognized in a company’s financial statements. Additionally, FASB Interpretation No. 48 provides guidance on measurement, derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition.

FASB Interpretation No. 48 is effective for fiscal years beginning after December 15, 2006. We will adopt FASB Interpretation No. 48 on January 1, 2007. We do not expect the impact of adoption to be material to our results of operations, financial position, or cash flows. The cumulative effect of applying FASB Interpretation No. 48 will be recorded as an adjustment to HealthSouth’s net investment as of January 1, 2007.

10. HealthSouth’s Net Investment:

HealthSouth’s net investment of $526.6 million and $588.9 million at December 31, 2006 and 2005, respectively, represents the capital contributed by HealthSouth, including its equity investment and the balance of any intercompany advances. The advances are used by the Division, along with its operating cash flows, for working capital needs and other general purposes.

11. Related Party Transactions:

As a result of the transactions discussed in this note, the financial position, results of operations, and cash flows of the Division, as reported, are not necessarily indicative of the results that would have been reported had it operated completely independently.

HealthSouth Surgery Centers Division

Notes to Combined Financial Statements

Risk Insurance—

Risk insurance for the Division is provided through HealthSouth’s risk insurance program. HealthSouth insures a substantial portion of the Division’s professional liability, general liability, and workers’ compensation risks through a self-insured retention program (“SIR”) underwritten by its consolidated wholly owned offshore captive insurance subsidiary, HCS, Ltd. (“HCS”), which is funded annually by HealthSouth. HealthSouth uses HCS to fund part of its first layer of insurance coverage up to $60 million. Risks in excess of specified limits per claim and in excess of HealthSouth’s aggregate SIR amount are covered by unrelated commercial carriers.

The Division is charged a premium for workers’ compensation and professional and general liability coverage by HealthSouth, and HealthSouth/HCS assumes the risk of coverage for losses incurred by the Division, subject to the limits described above. Premiums for workers’ compensation are charged on an occurrence basis. Prior to 2005, premiums for professional and general liability coverage were charged to the Division on the basis of claims reported during the policy year. Beginning January 1, 2005, premiums for professional and general liability coverage were charged to the Division based on all claims incurred during the policy year, without regard to the date the claims are reported (i.e., on an occurrence basis). Reserves for all workers’ compensation risks and for professional and general liability risks, with the exception of incurred but not reported claims relating to policy years prior to 2005, are considered liabilities of HealthSouth and have been excluded from the Division’s balance sheet. Reserves for incurred but not reported professional and general liability risks related to the Division relating to policy years prior to 2005 were approximately $0.6 million and $3.4 million at December 31, 2006 and 2005, respectively, and are included in Professional liability risks in the accompanying combined balance sheets. Expenses related to professional and general liability risks were $4.6 million, $1.1 million, and $12.9 million for the years ended December 31, 2006, 2005, and 2004, respectively, and are classified in Other operating expenses in our combined statements of operations. Expenses associated with workers’ compensation were $0.6 million, $5.1 million, and $5.7 million for the years ended December 31, 2006, 2005, and 2004, respectively, and are classified in Salaries and benefits in our combined statements of operations.

Provisions for these risks are based upon actuarially determined estimates. Provisions for losses represent the estimated ultimate net cost of all reported and unreported losses incurred through the combined balance sheet dates. Those estimates are subject to the effects of trends in loss severity and frequency. While Division management believes the provisions for losses are adequate, there can be no assurance that the ultimate costs will not exceed management’s estimates.

Employee Benefit Plans—

Eligible employees of the Division may participate in HealthSouth sponsored benefit plans, including the HealthSouth Retirement Investment Plan. The HealthSouth Retirement Investment Plan is a qualified 401(k) savings plan. The plan allows eligible employees to contribute up to 100% of their pay on a pre-tax basis into their individual retirement account in the plan subject to the normal maximum limits set annually by the Internal Revenue Service. Effective January 1, 2006, HealthSouth’s employer matching contribution increased to 50% of the first 4% of each participant’s elective deferrals. Prior to 2006, the HealthSouth match was 15% of the first 4% of each participant’s elective deferrals. All contributions to the plan are in the form of cash. Employees who are at least 21 years of age are eligible to participate in the plan. Prior to January 1, 2006, employees were also required to complete 90 days of service with HealthSouth before becoming eligible to participate in the plan. Employer contributions vest gradually over a 6-year service period. Participants are always fully vested in their own contributions.

Employer contributions made by the Division to the HealthSouth Retirement Investment Plan approximated $1.9 million, $0.5 million, and $0.6 million in 2006, 2005, and 2004, respectively.

In 2006, 2005, and 2004, HealthSouth adopted a Senior Management Bonus Program to reward senior management for performance based on a combination of corporate goals, divisional or regional goals, and individual

HealthSouth Surgery Centers Division

Notes to Combined Financial Statements

goals. The corporate goals are dependent upon HealthSouth meeting a pre-determined financial goal. The divisional or regional goals are determined in accordance with the specific plans agreed upon within each HealthSouth division and HealthSouth’s board of directors as part of its routine budgeting and financial planning process. The individual goals, which are weighted according to importance and include some objectives common to all eligible persons, are determined between each participant and his or her immediate supervisor. The program applies to persons who join HealthSouth in, or are promoted to, senior management positions. For the years ended December 31, 2006, 2005, and 2004, we recorded approximately $1.8 million, $2.4 million, and $0.6 million, respectively, under the Senior Management Bonus Program.

Stock-Based Compensation—

HealthSouth has various shareholder- and non-shareholder-approved stock-based compensation plans that provide for the granting of stock-based compensation to certain employees and directors. Certain members of senior management of the Division participate in these plans. Prior to January 1, 2006, we accounted for these stock-based compensation plans using the recognition and measurement principles of the intrinsic value method of Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and its related interpretations, and applied the disclosure-only provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation. Under the intrinsic value method, we recognized compensation expense on the date of grant only if the current market price of the underlying stock on the grant date exceeded the exercise price of the stock-based award.

In December 2004, the FASB issued FASB Statement No. 123 (Revised 2004), Share-Based Payment, which revises FASB Statement No. 123 and supersedes APB Opinion No. 25. FASB Statement No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values beginning with the first interim or annual period after June 15, 2005. Subsequent to the effective date, the pro forma disclosures previously permitted under FASB Statement No. 123 are no longer an alternative to financial statement recognition.

Effective January 1, 2006, we adopted FASB Statement No. 123(R) using the modified prospective method. Under this method, compensation cost recognized during 2006 includes: (1) compensation cost for the portions of all share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of FASB Statement No. 123 amortized on a straight-line basis over the options’ remaining vesting period beginning January 1, 2006, and (2) compensation cost for all share-based payments granted subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of FASB Statement No. 123(R) amortized on a straight-line basis over the options’ requisite service period. Pro forma results for prior periods have not been restated. We calculated the historical pool of windfall tax benefits using the short cut method allowed under FASB Staff Position No  FAS 123(R)-3, Transition Election Related to Accounting for the Tax Effects of Share-Based Payment Awards.

As a result of adopting FASB Statement No. 123(R) on January 1, 2006, our Income from continuing operations before income tax expense is $1.9 million lower and our Net loss is $1.9 million higher for the year ended December 31, 2006 than had we continued to account for stock-based compensation under APB Opinion No. 25. The adoption of FASB Statement No. 123(R) had no impact on cash flows from operations or financing activities. There were no material recognized tax benefits during the year ended December 31, 2006 related to our adoption of FASB Statement No. 123(R).

HealthSouth Surgery Centers Division

Notes to Combined Financial Statements

The following table illustrates the effect on Net income had we applied the fair value recognition provisions of FASB Statement No. 123 to account for our stock-based compensation during the years ended December 31, 2005 and 2004, since stock-based compensation was not accounted for using the fair value recognition method during those periods. For purposes of pro forma disclosure, the estimated fair value of the stock awards, as prescribed by FASB Statement No. 123, is amortized to expense over the vesting period of such awards (in thousands, except per share amounts):

	For the year ended December 31,
	2005	2004
Net income, as reported	$ 11,151	$ 16,081
Add: Stock-based employee compensation expense included in
reported net income	101	76
Deduct: Total stock-based employee compensation expense
determined under fair value based method for all awards	(1,505)	(1,425)
Pro forma net income	$ 9,747	$ 14,732

Reverse Stock Split—

On October 18, 2006, HealthSouth’s stockholders approved a one-for-five reverse stock split. On October 25, 2006, HealthSouth effected the reverse stock split whereby every five shares of HealthSouth common stock issued and outstanding became one share of common stock. All HealthSouth common stock shares for all periods presented have been adjusted to reflect the reverse stock split, including all share-based payments discussed in this note.

Restricted Stock—

Certain members of senior management of the Division have been issued restricted common stock of HealthSouth under the HealthSouth 1998 Restricted Stock Plan. Awards made under this plan vest over a three-year requisite service period. Fair value is determined by the market price of HealthSouth common stock on the grant date. A summary of our restricted share awards from this plan is as follows (share information in thousands):

	Shares	Weighted-Average Grant Date Fair Value
Nonvested shares at December 31, 2005	12	$ 27.70
Granted	6	26.55
Vested	–	–
Forfeited	–	–
Nonvested shares at December 31, 2006	18	$ 27.32

The weighted-average grant date fair value of restricted stock granted during the years ended December 31, 2005 and 2004 was $27.70 and $22.00 per share, respectively. Unrecognized compensation expense related to unvested shares was $0.2 million at December 31, 2006. In light of the potential divestiture discussed in Note 2, Subsequent Event, we do not expect to recognize this expense.

During 2005, HealthSouth also issued restricted common stock to certain members of senior management of the Division under its Key Executive Incentive Program. Total issued grants consisted of 9,825 shares of restricted stock. The weighted-average fair value of the restricted shares was $19.35 per share, and the shares are subject to a three-year requisite service period with 25% of the shares vesting on January 1, 2007, 25% of the shares vesting on January 1, 2008, and 50% of the shares vesting on January 1, 2009. A summary of our restricted share awards from the HealthSouth Key Executive Incentive Program is as follows (share information in thousands):

HealthSouth Surgery Centers Division

Notes to Combined Financial Statements

	Shares	Weighted-Average Grant Date Fair Value
Nonvested shares at December 31, 2005	10	$ 19.35
Granted	–	–
Vested	–	–
Forfeited	–	–
Nonvested shares at December 31, 2006	10	$ 19.35

Unrecognized compensation expense related to the unvested shares was $0.1 million at December 31, 2006. In light of the potential divestiture discussed in Note 2, Subsequent Event, we do not expect to recognize this expense.

We recognized compensation expense under the HealthSouth Restricted Stock Plan and the HealthSouth Key Executive Incentive Program, which is included in Salaries and benefits in the accompanying combined statements of operations, as follows (in thousands):

	For the Year Ended December 31,
	2006	2005	2004
Compensation expense:
Restricted Stock Plan	$ 137	$ 89	$ 76
Key Executive Incentive Program	85	12	–
	$ 222	$ 101	$ 76

Stock Options—

The fair values of the options granted during the years ended December 31, 2006, 2005, and 2004 have been estimated at the grant date using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	For the Year Ended December 31,
	2006	2005	2004
Expected volatility	46.4%	50.2%	70.2%
Risk-free interest rate	4.6%	4.3%	3.0%
Expected life (years)	4.6	4.7	4.5
Dividend yield	0.0%	0.0%	0.0%

The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option-pricing models require the input of highly subjective assumptions, including the expected stock price volatility. HealthSouth estimates the expected term through an analysis of actual, historical post-vesting exercise, cancellation, and expiration behavior by its employees and projected post-vesting activity of outstanding options. HealthSouth calculates volatility based on the historical volatility of its common stock over the period commensurate with the expected life of the options, excluding a distinct period of extreme volatility between 2002 and 2003. The risk-free interest rate is the implied daily yield currently available on U.S. Treasury issues with a remaining term closely approximating the expected term used as the input to the Black-Scholes option-pricing model. HealthSouth does not pay a dividend, and, therefore, does not include a dividend payment as part of its pricing model. HealthSouth estimates forfeitures through an analysis of actual, historical pre-vesting option cancellations. Under the Black-Scholes option-pricing model, the weighted- average fair value per share of employee stock options granted during the years ended December 31, 2006, 2005, and 2004 was $11.01, $11.85 million, and $11.95, respectively.

HealthSouth Surgery Centers Division

Notes to Combined Financial Statements

A summary of our stock option activity and related information for HealthSouth stock options held by certain members of our senior management team is as follows (share information in thousands):

	Shares	Weighted- Average Exercise Price	Remaining Life (Years)	Aggregate Intrinsic Value
Outstanding, December 31, 2005	521	$ 29.27
Granted	257	26.55
Exercised	–	–
Forfeitures	(107)	25.66
Cancellations	(101)	34.39
Expirations	–	–
Outstanding, December 31, 2006	570	27.89	7.8	$ 166
Exercisable, December 31, 2006	203	30.83	6.4	$ 109

In light of the potential divestiture discussed in Note 2, Subsequent Event, we expect approximately 45.0% of the nonvested options outstanding as of December 31, 2006 to vest as scheduled. We recognized approximately $1.9 million of compensation expense related to our stock options in the year ended December 31, 2006. During the years ended December 31, 2005 and 2004, we followed the disclosure-only provisions of FASB Statement No. 123 and did not recognize any compensation expense. As of December 31, 2006, there was $3.3 million of unrecognized compensation cost related to unvested stock options. Due to the potential divestiture discussed in Note 2, Subsequent Event, this cost is not expected to be recognized..

Other Related Party Transactions—

During the years ended December 31, 2006, 2005, and 2004, we purchased patient accounting software services from Source Medical Solutions, Inc. (“Source Medical”) in the amount of approximately $3.2 million, $3.7 million, and $3.6 million, respectively. In 2001, HealthSouth established Source Medical to continue development and allow commercial marketing of a wireless clinical documentation system originally developed by HealthSouth, and HealthSouth acquired 3,932,500 shares of Source Medical for a total purchase price of approximately $0.4 million. At the time of the investment by HealthSouth, certain of its directors, executive officers, and employees also were equity owners in Source Medical. HealthSouth’s current ownership has been diluted to less than 7% as part of recapitalization transactions by Source Medical and to accommodate new investment from unrelated parties.

Guarantees—

On March 10, 2006, HealthSouth completed the last of a series of recapitalization transactions (the “Recapitalization Transactions”) enabling HealthSouth to prepay substantially all prior indebtedness and replace it with approximately $3 billion of new long-term debt. The Recapitalization Transactions included (1) entering into credit facilities that provide for credit of up to $2.55 billion of senior secured financing, (2) entering into an interim loan agreement for $1.0 billion of senior unsecured financing, (3) completing a $400 million offering of convertible perpetual preferred stock, (4) completing cash tender offers to purchase substantially all $2.03 billion of previously outstanding senior notes and $319 million of previously outstanding senior subordinated notes and consent solicitations with respect to proposed amendments to the indentures governing each outstanding series of notes, and (5) prepaying and terminating HealthSouth’s 10.375% Senior Subordinated Credit Agreement, HealthSouth’s Amended and Restated Credit Agreement, and HealthSouth’s Term Loan Agreement. HealthSouth’s obligations under these agreements are jointly and severally guaranteed by certain of its existing and future subsidiaries, including certain facilities that are part of the Division.

On June 14, 2006, HealthSouth completed a private offering of $1.0 billion aggregate principal amount of senior notes, which included $375.0 million in aggregate principal amount of floating rate senior notes due 2014 at par and $625.0 million aggregate principal amount of 10.75% senior notes due 2016 at 98.505% of par (collectively,

HealthSouth Surgery Centers Division

Notes to Combined Financial Statements

the “Senior Notes”). The Senior Notes are senior unsecured obligations of HealthSouth and rank equally with its senior indebtedness, senior to any of its subordinated indebtedness, and effectively junior to its secured indebtedness to the extent of the value of the collateral securing such indebtedness. HealthSouth’s obligations under the Senior Notes are jointly and severally guaranteed by certain of its existing and future subsidiaries, including certain subsidiaries that are part of the Division.

On March 12, 2007, HealthSouth announced it had amended its Senior Secured Credit Facilities to lower the applicable interest rates and modify certain other covenants. The amendment also gives HealthSouth the appropriate approvals for its divestiture activities, including the sale of the Division.

HealthSouth Settlements—

Securities Litigation Settlement—

In January 2007, HealthSouth received court approval of its settlements with the lead plaintiffs in the federal securities class actions and the derivative actions, as well as certain of its insurance carriers, to settle litigation filed against HealthSouth, certain of its former directors and officers, and certain other parties relating to financial reporting and related activity that occurred at HealthSouth during periods ended in March 2003.

Under the settlement agreements, federal securities and fraud claims brought in the class action against HealthSouth and certain of its former directors and officers will be settled for consideration consisting of HealthSouth common stock and warrants valued at $215 million and cash payments by HealthSouth's insurance carriers of $230 million, or aggregate consideration of $445 million. In addition, the federal securities class action plaintiffs will receive 25% of any net recoveries from future judgments obtained by or on behalf of HealthSouth with respect to certain claims against Richard M. Scrushy, HealthSouth’s former chairman and chief executive officer (excluding a $48 million judgment against Mr. Scrushy on January 3, 2006 related to incentive bonuses he received for years 1996 through 2002), Ernst & Young LLP, HealthSouth’s former auditors, and UBS, HealthSouth’s former primary investment bank, each of which remains a defendant in the derivative actions as well as the federal securities class actions. On February 6, 2007, Mr. Scrushy filed notice that he intends to appeal the U.S. District Court’s approval of the settlement. The settlement is subject to the satisfaction of a number of conditions, including final approval of the U.S. District Court and a favorable resolution of any appeal. The settlement agreement is also conditioned upon the approval of bar orders in the federal securities and derivative litigations by the U.S. District Court and the Circuit Court that would, among other things, preclude certain claims by the non-settling co-defendants against HealthSouth and the insurance carriers relating to matters covered by the settlement agreements. The settlement agreement also requires HealthSouth to indemnify the settling insurance carriers, to the extent permitted by law, for any amounts that they are legally obligated to pay to any non-settling defendants.

Despite approval of the securities class action settlement, there are class members who elected to “opt out” of the securities class action settlement and pursue claims individually. Individual class members representing approximately 205,000 shares of common stock and one bondholder with a face value of $1.5 million elected to be excluded from the settlement. The order approving the settlement bars claims by the non-settling defendants arising out of or relating to the underlying litigation but does not prevent other security holders excluded from the settlement from asserting claims directly against HealthSouth.

In addition, AIG Global Investment Corporation (“AIG”), which failed to opt out of the class settlement on a timely basis, has requested that the court allow it to opt out despite missing the court’s deadline. In the court’s Partial Final Judgment and Order of Dismissal with Prejudice dated January 11, 2007, the court found that allowing AIG to opt out after the deadline would result in serious prejudice to HealthSouth and denied AIG’s request for an expansion of time to opt out. On January 26, 2007, AIG moved for reconsideration of the court’s decision on this issue. That motion is pending, and HealthSouth cannot predict the outcome of these proceedings. If the court were to grant the motion for reconsideration, AIG would likely bring individual claims alleging substantial damages relating

HealthSouth Surgery Centers Division

Notes to Combined Financial Statements

to the purchase by AIG and its affiliates of HealthSouth debt securities with an aggregate face amount exceeding $180 million. If the court were to deny the motion for reconsideration, and AIG were not successful with an appeal of that denial, HealthSouth believes AIG’s individual claims would be precluded by the securities class action settlement.

The settlement does not contain any admission of wrongdoing by HealthSouth or any other settling defendant. The settlement does not include Ernst & Young LLP, UBS, Mr. Scrushy, or any former HealthSouth officer who entered a guilty plea or was convicted of a crime in connection with HealthSouth’s former financial reporting activities.

Non-Prosecution Agreement—

In May 2006, HealthSouth announced it had reached a non-prosecution agreement (the “Non-Prosecution Agreement”) with the DOJ with respect to the accounting fraud committed by members of its former management. HealthSouth pledged to continue its cooperation with the DOJ and paid $3 million to the U.S. Postal Inspection Services Consumer Fraud Fund in connection with the Non-Prosecution Agreement. Notwithstanding the foregoing, the DOJ reserved the right to prosecute HealthSouth for any crimes committed by its employees in the event HealthSouth violates the terms of the Non-Prosecution Agreement. The Non-Prosecution Agreement expires on May 17, 2009.

Effect of HealthSouth Settlements on the Division—

All of the above settlement amounts were recorded as a liability of HealthSouth. No liability or expense associated with the above settlement amounts has been included in the accompanying combined balance sheets or combined statements of operations of the Division.

As discussed in Note 1, Summary of Significant Accounting Policies, HealthSouth incurred costs associated with its settlement with the plaintiffs in the federal securities class actions and derivative suits. HealthSouth recognized a $215 million expense associated with the securities litigation settlement in 2005. In 2006, HealthSouth reduced its liability for this settlement by approximately $31.2 million based on the value of its common stock and the associated common stock warrants on the date the order granting court approval of the settlement was entered. In addition, HealthSouth incurred approximately $22.1 million of other costs included on the line entitled Government, class action, and related settlements expense in its 2006 consolidated statement of operations. These costs relate to, among other things, settlements associated with HealthSouth’s ERISA litigation, HealthSouth’s settlement with HealthSouth’s non-prosecution agreement the United States relating to civil allegations brought in federal False Claims Act lawsuits, settlements associated with the DOJ, court awards made to former corporate employees, and other similar settlements. Since the fraud that gave rise to these costs was perpetrated and controlled by the corporate office of HealthSouth, HealthSouth does not believe such costs should be allocated to the operations portrayed in the combined financial statements of the Division, and therefore, no such allocation has been made to the Division.

HealthSouth believes its projected liquidity is sufficient to meet its current operating cash flow requirements, satisfy its scheduled debt maturities, and make the payments associated with all other contractual obligations. However, HealthSouth’s ability to generate positive cash flow from operations is dependent upon a variety of factors and a substantial down-turn in earnings could jeopardize HealthSouth’s ability to service its debt obligations and make settlement payments. Changes in HealthSouth’s business or other factors may occur that might have a material adverse impact on HealthSouth’s financial position, results of operations, and cash flows.

HealthSouth Surgery Centers Division

Notes to Combined Financial Statements

12. Contingencies and Other Commitments:

Significant Legal Proceedings—

HealthSouth operates in a highly regulated and litigious industry. As a result, various lawsuits, claims and legal and regulatory proceedings, some of which directly impact the Division, have been and can be expected to be instituted or asserted against HealthSouth. The resolution of any such lawsuits, claims, or legal and regulatory proceedings could materially, adversely affect our results of operations and financial position. The matters that directly relate to the Division are discussed below. For a discussion of HealthSouth’s liquidity, see Note 11, Related Party Transactions.

Other Litigation—

On April 4, 2006, a lawsuit captioned Jeffrey C. Wilson, M.D. v. HSC Surgical Associates of Clarksville, et al., Case No. MCCHCVCD0612, was filed in the Chancery Court of Montgomery County, Tennessee, against HSC Surgical Associates of Clarksville, L.P., HSC of Clarksville, Inc., and Premier Medical Group, P.C. Dr. Wilson is an anesthesiologist who was employed by Premier Medical Group, P.C., a company that provided anesthesia services to HealthSouth Surgery Center of Clarksville, an ambulatory surgery center operated by HSC Surgical Associates of Clarksville, L.P., a Tennessee limited partnership. Dr. Wilson alleged that Premier Medical Group, P.C. breached its contract with him by terminating his employment without proper notice or ability to cure, and sued the HealthSouth entities for allegedly breaching his contract by taking steps tantamount to terminating his staff privileges and inducing Premier to breach its employment agreement with him. Dr. Wilson sought recovery of compensatory damages, punitive damages, injunctive relief, and attorney’s fees and costs. The parties to this action have reached a preliminary confidential agreement in principal to settle this lawsuit. The settlement is not expected to have a material effect on the financial position, results of operations, or cash flows of HealthSouth or the Division.

On March 21, 2006, a lawsuit captioned Michael Mainardi, M.D., et al. v. Endoscopy Center Affiliates, Inc., et al., CIV 453635, was filed in the Superior Court of the State of California, County of San Mateo, by Dr. Mainardi and other physician investors in San Mateo Endoscopy Center, Limited Partnership and Mid-Peninsula Endoscopy Associates, Inc. against Endoscopy Center Affiliates, Inc., San Mateo Endoscopy Center, Inc., HealthSouth Corporation, Surgical Health Corporation, and HealthSouth Surgery Center-West, Inc. The plaintiffs in this case allege breach of contract, gross negligence, breach of the covenant of good faith and fair dealing, breach of fiduciary duty, judicial dissolution and accounting, constructive trust, money had and received, intentional fraud and deceit, negligent misrepresentation, failure to disclose, constructive fraud, and unfair business practices. HealthSouth Corporation and its subsidiary, Endoscopy Center Affiliates, Inc., plan to assert certain counterclaims that were previously made in a federal action that was dismissed for lack of jurisdiction. These counterclaims include failure to pay for services rendered to the center, unlawful termination of Endoscopy Center Affiliates, Inc. as manager of the center, failure to make distributions to Endoscopy Center Affiliates, Inc., and failure to properly insure the center. We intend to vigorously defend ourselves against these alleged claims. Based on the stage of litigation, and review of the current facts and circumstances, it is not possible to estimate the amount of loss or range of possible loss that might result from an adverse judgment or settlement of this case.

On February 24, 2005, a lawsuit captioned Marshall D. Bedder, MD., et al. v. Alaska Surgery Center, Inc., et al., Case No. 3 AN-05-05415-Civil, was filed in the Superior Court for the State of Alaska, Third Judicial Circuit at Anchorage, by Marshall D. Bedder, M.D., a former limited partner of Alaska Surgery Center, Ltd., and Northern Gas, LLC against David A. McGuire, M.D., HealthSouth Corporation, Alaska Surgery Center, Inc., Alaska Surgery Center, Ltd., and Lake Otis Professional Center, LLC. Plaintiffs claimed in their amended complaint that the defendants, among other things, breached certain fiduciary duties and an oral, long-term exclusive anesthesiology services contract. Plaintiffs sought compensatory damages, punitive damages, restitution, attorney’s fees and costs, and pre-judgment and post-judgment interest. The plaintiffs dismissed their claims against David McGuire, M.D., and Lake Otis Professional Center, LLC, and we obtained summary judgment dismissal of two of plaintiffs’ contract claims. The parties to this action have reached a preliminary agreement in principal to settle this lawsuit. The

HealthSouth Surgery Centers Division

Notes to Combined Financial Statements

settlement is not expected to have a material effect on the financial position, results of operations, or cash flows of HealthSouth or the Division.

On June 28, 2005, a lawsuit captioned Graystone Ophthalmology Surgery Center, PLLC. v. HealthSouth Surgery Center of Hickory, et al., Case No. 05 CVS 1912, was filed in the State of North Carolina, Catawba County Superior Court, by Graystone Ophthalmology Surgery Center, PLLC (“Graystone”) against B&D Holdings of Raleigh, Inc., Southeastern Eye Center, Inc., Central Carolina Surgical Eye Associates, P.A., HealthSouth Surgery Center of Hickory, L.P. (“Surgery Center Partnership”), EMBM, LLC, and C. Richard Epes, M.D. At the time of filing, Dr. Epes was the sole limited partner of Surgery Center Partnership, and Surgery Center Holding Corporation, a wholly owned subsidiary of HealthSouth Corporation (“Holding Corporation”), was the general partner of that partnership. The complaint asserted claims for breach of contract, breach of warranty, unfair and deceptive trade practices, and interference with contract related to Surgery Center Partnership’s failure to obtain the necessary consents to allow Graystone to occupy property purchased pursuant to an Asset Purchase Agreement, dated March 22, 2005, between Graystone and Surgery Center Partnership. Dr. Epes, a co-defendant in this case, filed a counterclaim against Graystone and a third-party complaint against Graystone’s individual physician investors, claiming that Graystone’s acquisition of the subject assets would violate public policy and create a further monopoly for ophthalamological care in the relevant market. When global settlement negotiations failed, Graystone and Holding Corporation executed an agreement to resolve the dispute between those parties whereby Graystone (1) dismissed the claims against Surgery Center Partnership, (2) acquired Holding Corporation’s general partnership interest in Surgery Center Partnership, and (3) agreed to indemnify the Holding Corporation against any action that Dr. Epes or his affiliates may pursue against the HealthSouth related entities in connection with the asset purchase transaction. As a result, Graystone’s claims against Surgery Center Partnership and the other defendants were voluntarily dismissed without prejudice on October 25, 2006, and the litigation remains pending only with respect to the counterclaims and the third-party claims to which Surgery Center Partnership and Holding Corporation are not parties.

On January 27, 2006, a lawsuit captioned Roseland Ambulatory Surgery Center, LLC v. HealthSouth Corporation, et al., ESX-L-000880-06, was filed in the Superior Court of New Jersey Law Division, Essex County, by Roseland Ambulatory Surgery Center, LLC against 556 Eagle Rock Avenue, LLC, Meringoff Properties, Inc., HealthSouth Corporation, HealthSouth Surgery Center of Roseland, L.P., SCA Roseland, Inc., and Thornton-Tomasetti Group, Inc. The complaint alleged that in connection with the plaintiff’s purchase of the assets of a HealthSouth owned surgery center and assumption of its lease obligations, the defendants fraudulently concealed mold problems at the facility and breached certain implied warranties. The plaintiff seeks to recover compensatory damages, pre-judgment and post-judgment interest, and relief from rent payments. Plaintiff also sued the landlord and its property manager and the environmental testing firm that evaluated for mold prior to the transaction with the HealthSouth entities. The HealthSouth related parties answered the complaint denying the allegations against them and asserted counterclaims including breach of certain indemnity obligations and spoliation. Cross claims were asserted against the landlord and managing agent based on breach of lease, and contribution and indemnity cross claims were asserted against the testing firm. The HealthSouth entities added third party claims against the building owner and two parties related to plaintiff that were involved in the activities that are asserted to constitute spoliation. A settlement conference took place on February 23, 2007, and the parties to this action have reached a preliminary confidential agreement in principal to settle this lawsuit. The settlement is not expected to have a material effect on the financial position, results of operations, or cash flows of HealthSouth or the Division.

On April 14, 2003, a lawsuit captioned David D. Beal,et al. v. HealthSouth Corporation, et al., Case No. 3 AN-03-6511CI, was filed in the Superior Court for the State of Alaska, Third Judicial District at Anchorage, by David D. Beal, Steven E. Nathanson, and others against HealthSouth Corporation, David A. McGuire, Alaska Surgery Center, Inc., Alaska Surgery Center, Ltd., Louis Bjornstad, and Lake Otis Professional Center, LLC. The physician investors in Advances in Surgical Care alleged that HealthSouth Corporation, the general partner of Advances in Surgical Care, and two other individual defendants breached fiduciary duties to the partnership by lobbying the Alaska State Legislature to alter the state’s Certificate of Need law to the detriment of Advances in Surgical Care. The plaintiffs sought to recover compensatory damages, punitive damages, attorney’s fees and costs.

HealthSouth Surgery Centers Division

Notes to Combined Financial Statements

On February 7, 2007, the court entered a final judgment in favor of the defendants dismissing all of the plaintiffs’ claims with prejudice. The plaintiffs filed a Notice of Appeal of the judgment to the Supreme Court of the State of Alaska on March 5, 2007, and we intend to vigorously defend ourselves against these alleged claims upon appeal. Based on the stage of litigation, and review of the current facts and circumstances, it is not possible to estimate the amount of loss or range of possible loss that might result from an adverse judgment or settlement of this case.

On October 31, 2005, a lawsuit captioned Saddleback Outpatient Surgery Center, Ltd. v. HealthSouth Corporation, et al., Case No. 05CC00247, was filed in the Superior Court for the State of California, for the County of Orange, Complex Center, against HealthSouth Corporation, Surgicare of Laguna Hills, Inc., Surgery Center Holding Corporation, First Cambridge HCI Acquisitions, LLC, and SCA-Dalton, Inc. This case involves claims by the physician limited partners of Saddleback Outpatient Surgery Center, Ltd. against HealthSouth and various of its subsidiaries alleging that HealthSouth breached its fiduciary duties and contractual obligations, committed fraud, and overcharged the Saddleback Outpatient Surgery Center, Ltd. for rent and management fees. The plaintiffs also claim that HealthSouth breached a right of first refusal when the surgery center property was conveyed to First Cambridge and then later back to SCA-Dalton, Inc. The plaintiffs’ complaint, as amended to date, seeks recovery of compensatory damages, specific performance, constructive trust, accounting, return of allegedly converted assets, rescission of management agreement, punitive damages, pre-judgment interest, and attorney’s fees and costs. HealthSouth has filed a counterclaim against the plaintiffs for amounts owed under the management agreement. This case is set for trial on September 10, 2007. We intend to vigorously defend ourselves against these alleged claims. Based on the stage of litigation, and review of the current facts and circumstances, it is not possible to estimate the amount of loss or range of possible loss that might result from an adverse judgment or settlement of this case.

On August 14, 2003, a lawsuit captioned K.V. Raman, M.D., et al. v. HealthSouth Corporation, et al., Case No. 03-C-0719, was filed in the Circuit Court of Cabell County, West Virginia, by Dr. Raman and other physician investors in Huntington Surgery Center Limited Partnership against HealthSouth Corporation, Surgical Care Affiliates, Inc., SCA-Cabell, Inc., SCA-Cabell Development Corporation, Huntington Surgery Center Limited Partnership, and Huntington Surgery Properties Limited Partnership. Plaintiffs claimed that HealthSouth fraudulently manipulated assets and earnings in order to reduce the financial returns of its physician investors and sought recovery of compensatory damages, punitive damages, pre-judgment interest, and costs. The case parties to this lawsuit settled this case on December 28, 2006. HealthSouth has recognized a liability for the stipulated amount in the settlement agreement.

On February 8, 2007, Fort Worth Endoscopy Center Partners, LP (“Fort Worth Endoscopy”) filed an application for a temporary restraining order, preliminary injunction, and permanent injunction against HealthSouth Corporation in the District Court, Tarrant County, Texas, captioned Fort Worth Endoscopy Partners, LP v. HealthSouth Corporation, No. 017-222499-07, asserting claims for breach of contract and breach of the duties of loyalty and care. The court entered a temporary restraining order against HealthSouth on the date of the filing enjoining HealthSouth from transferring or negotiating the transfer of any interest it may have in the Fort Worth Endoscopy Partnership. HealthSouth filed a response to the plaintiff’s application objecting to the entry of an injunctive order and to the extension of the temporary restraining order, asserting that HealthSouth is not the proper party to the lawsuit filed by Fort Worth Endoscopy and that it has not breached any terms of the partnership agreement. On February 22, 2007, the court issued an order narrowing the scope of its previously issued temporary restraining order in which it enjoined HealthSouth from transferring any interest in the Fort Worth Endoscopy Partnership but did not prohibit HealthSouth from participating in negotiations related to a transfer of interest. On March 7, 2007, HealthSouth filed a Notice of Appeal of the order to the Court of Appeals for the Second District of Texas. We intend to vigorously defend ourselves against these alleged claims. Based on the stage of litigation, and review of the current facts and circumstances, it is not possible to estimate the amount of loss or range of possible loss that might result from an adverse judgment or settlement of this case.

On February 5, 2007, a lawsuit captioned Pacific Office Properties/Seville Plaza, LLC and Seville Hab, LLC v. Arthroscopic & Laser Surgery Center of San Diego, L.P., et al., Case No. 879562, was filed in the Superior Court of the State of California, County of San Diego, Central/Hall of Justice. Pacific Office Properties alleges that

HealthSouth Surgery Centers Division

Notes to Combined Financial Statements

the defendants breached their lease agreement by providing written notice of their intent to exercise an option under the lease to renew the lease for an additional five year term, and then later providing written notice of intent to withdraw the earlier notice to exercise the renewal option. Pacific Office Properties seeks declaratory relief and damages for rents due under the option term, as well as interest, attorney’s fees, and costs. We intend to vigorously defend ourselves against the alleged claims. Based on the stage of litigation, and review of the current facts and circumstances, it is not possible to estimate the amount of loss or range of possible loss that might result from an adverse judgment or settlement of this case.

On December 28, 2006, a lawsuit captioned MOC Surgical Corporation, as general partner of Orlando Center for Outpatient Surgery, L.P. v. Surgical Health of Orlando, Inc. and SHC Management Corporation, Case No. 48-2006-CA-011191-O, was filed in the Circuit Court of the Ninth Judicial Circuit in and for Orange County, Florida, Division 43. MOC Surgical Corporation alleges that the management agreement between Orlando Center for Outpatient Surgery, L.P. and SHC Management Corporation should have been terminated as a result of the dissolution of SHC Management Corporation in December 2002. MOC Surgical Corporation seeks declaratory relief and recovery of damages in the form of management fees paid. On March 27, 2007, the court dismissed MOC Surgical Corporation’s complaint without prejudice due to its failure to include the partnership as an indispensable party to the lawsuit. On April 6, 2007, MOC Surgical Corporation filed an amended complaint adding the partnership as a party plaintiff. We intend to vigorously defend ourselves against these alleged claims. Based on a review of the current facts and circumstances, it is not possible to estimate the amount of loss or range of possible loss that might result from an adverse judgment or settlement of this case.

On May 5, 2006, a lawsuit captioned DeBartolo, et al. v. HealthSouth Corporation, et al., Case No. 06C2542, was filed in the United States District Court for the Northern District of Illinois, Eastern Division, by Dr. Hans DeBartolo against Joliet Surgical Center Limited Partnership, the general partner of that partnership, Surgicare of Joliet, Inc., and its parent, HealthSouth Corporation, for a declaratory judgment and an injunction relating to the forced repurchase of his partnership interest pursuant to an amendment to the partnership agreement requiring each physician investor to annually certify to his or her practice and income. Dr. DeBartolo claimed the partnership agreement’s requirement that an investor in a surgical center perform one-third of his surgical procedures at the center violated the Anti-Kickback Statute and its underlying federal policy. On October 17, 2006, the court dismissed the case on substantive and jurisdictional grounds, holding that no private cause of action exists under the Anti-Kickback Statute. On February 7, 2007, Dr. DeBartolo filed an appeal to the 7th Circuit Court of Appeals, where the case is now pending. We intend to vigorously defend ourselves against the alleged claims. Based on the stage of litigation, and review of the current facts and circumstances, it is not possible to estimate the amount of loss or range of possible loss that might result from an adverse judgment or settlement of this case.

On March 10, 2003, a lawsuit captioned Anello, et al. v. Dr. Losse, HealthSouth Corporation, HealthSouth Arthroscopic & Laser Surgery Center of San Diego, L.P., SCH San Diego, Inc., et al., Case No. GIC-806908, was filed in the Superior Court of California, County of San Diego. The plaintiffs are purported class representatives of patients that (i) underwent surgeries performed by Gary Losse, M.D. at Arthroscopic & Laser Surgery Center of San Diego, and (ii) received rehabilitation services at HealthSouth Sports Medicine and Rehabilitation Center at the direction of Dr. Losse. Plaintiffs allege that the surgery center, which is owned in part by HealthSouth through SCH San Diego, Inc., a wholly owned subsidiary, and HealthSouth-related entities knew, or reasonably should have known, that Dr. Losse was allegedly under the influence of narcotics during the time period in question, and that the defendants failed to disclose these alleged facts to Dr. Losse’s patients or prevent Dr. Losse from continuing to provide care to patients. Plaintiffs assert claims, among others, for fraud and deceit, battery, breach of fiduciary duty, and violations of California Business and Professions Code Sections 17200 et seq., and seek recovery of damages including the disgorgement of profits derived from surgical and rehabilitation fees. This case is currently in the discovery phase. We intend to vigorously defend ourselves against the alleged claims. Based on the stage of litigation, and review of the current facts and circumstances, it is not possible to estimate the amount of loss or range of possible loss that might result from an adverse judgment or settlement of this case.

HealthSouth Surgery Centers Division

Notes to Combined Financial Statements

Medicare Program Settlement—

In January 2002, the United States intervened in four lawsuits filed against HealthSouth under the federal civil False Claims Act. These so-called “qui tam” (i.e., whistleblower) lawsuits alleged that HealthSouth submitted false claims to the Medicare program by billing for unperformed physical therapy services, by utilizing aides who were not licensed physical therapists to perform services for Medicare beneficiaries, and by making claims for “excessive one on one” services. In April 2003, the United States informed HealthSouth that it was expanding its investigation to review whether HealthSouth submitted fraudulent Medicare cost reports for fiscal years 1995 through 2002.

In December 2004, HealthSouth entered into (1) a definitive global settlement agreement (the “Settlement Agreement”) with various federal agencies and certain other individuals and entities which had filed suits against it and (2) an administrative settlement agreement with CMS to resolve issues associated with various Medicare cost reporting practices.

Under the terms of the Settlement Agreement, HealthSouth agreed to make cash payments to the United States in the aggregate amount of $325 million, plus accrued interest, in exchange for a release of the claims filed against HealthSouth in the related qui tam lawsuits. The release is subject to certain exceptions and HealthSouth’s compliance with the terms of the Settlement Agreement. As of March 31, 2007, HealthSouth was current with all payments under the Settlement Agreement. None of the costs associated with the Medicare Program Settlement were allocated to the Division.

On December 30, 2004, as a condition of its global settlement with the United States, HealthSouth entered into a new corporate integrity agreement (the “CIA”) with the HHS-OIG. The CIA has a term of five years and requires that HealthSouth establish and maintain policies and procedures intended to promote compliance with federal health care program requirements. Failure to meet obligations under HealthSouth’s CIA could result in stipulated financial penalties, and failure to comply with material terms of the CIA could lead to exclusion from further participation in federal health care programs, including Medicare and Medicaid.

The CIA applies to HealthSouth and its wholly owned subsidiaries, certain inpatient and outpatient rehabilitation facilities owned in part and controlled by HealthSouth, and certain other covered persons and covered contractors (as defined in the CIA). Although we cannot predict the scope of the CIA obligations that will continue to apply to the Division following any potential sale or other disposition (see Note 1, Summary of Significant Accounting Policies – “Risks and Uncertainties”), the CIA contains a provision that would likely require a purchaser of the Division to assume certain obligations under the CIA relating to the Division.

Other Matters—

Commencing in March 2003, HealthSouth undertook a comprehensive review of its previously issued consolidated financial statements and determined that those consolidated financial statements were not prepared in accordance with GAAP. The reconstruction of HealthSouth’s historical financial records resulted in the restatement of not only HealthSouth’s 2001 and 2000 consolidated financial statements, but also the financial statements of certain of its subsidiary partnerships, including certain partnerships that are part of the Division. The process of communicating the effect of these restatements to the outside partners has begun and will continue in 2007. These restatements have had a negative impact on our relationships with our partners and may result in litigation against us. We have and may continue to incur additional charges to reduce the economic impact to our partners. To the extent these settlements require cash payments, HealthSouth will fund the settlement.

As of December 31, 2006, we have recorded charges of approximately $36.8 million related to these issues based on the current status of negotiations with our partners. These negotiations are ongoing, and our estimates regarding these settlement amounts may change in future periods.

HealthSouth Surgery Centers Division

Notes to Combined Financial Statements

In addition, as it is our obligation as a participant in Medicare and other federal health care programs, we routinely conduct audits and reviews of the accuracy of our billing systems and other regulatory compliance matters. As a result of these reviews, we have made, and will continue to make, disclosures to the HHS-OIG relating to amounts that we suspect represent over-reimbursements from these programs, whether due to inaccurate billing or otherwise. Some of these disclosures have resulted in, or may result in, the Division refunding amounts to Medicare or other federal health care programs.

Other Commitments—

We are a party to service and other contracts in connections with conducting our business. Minimum amounts due under these agreements are $1.0 million in 2007, $0.5 million in 2008, and $0.1 million thereafter. These contracts primarily relate to equipment maintenance, software licensing and support, and medical waste removal.